NALCO HOLDING COMPANY

FORM PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to §240.14a-12

NALCO HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY PARAGRAPH

This Definitive Proxy Statement filed March 20, 2007 is hereby revised to modify the STOCK OWNERSHIP INFORMATION table on page 31. The table and accompanying footnotes have been revised to correct the number of shares owned by Glenview Capital Management, LLC as of December 31, 2006 and to list each beneficial owner of such shares reporting shared voting and shared disposition power on Schedule 13G/A filed February 14, 2007. The table is also being revised to correct the total number of shares owned by all directors and officers as a group.

NALCO HOLDING COMPANY
1601 W. Diehl Road
Naperville, IL 60563-1198

March 26, 2007

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2007 Annual Meeting of Shareholders of NALCO HOLDING COMPANY. The meeting will be held on Thursday, May 3, 2007, at 9:00 a.m., local time, in the Nalco Company Corporate Offices at 1601 W. Diehl Road in Naperville, Illinois, USA.

At this meeting, you will be asked to:

(1)	Elect two (2) Class III Directors;

(2)	Ratify the Audit Committee’s selection of an Independent Registered Public Accounting Firm to audit Nalco Holding Company’s financial statements for 2007;

(3)	Approve an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan; and

(4)	Transact any other business properly brought before the meeting.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the notice and proxy statement on Nalco Holding Company’s Web site at www.nalco.com.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. Please see the proxy statement and the enclosed proxy card for details about voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,
Dr. William H. Joyce Chairman and Chief Executive Officer

NALCO HOLDING COMPANY

1601 W. Diehl Road
Naperville, IL 60563-1198

Notice of the Annual Meeting of Shareholders

Time:	9:00 a.m. on Thursday, May 3, 2007
Place:	Nalco Holding Company Nalco Company Corporate Offices 1601 W. Diehl Road Naperville, IL 60563-1198
Items of Business:	(1) To elect two (2) Class III Directors to serve until the 2010 Annual Meeting and until their successors are elected and qualified.
(2) To ratify the Audit Committee’s selection of Ernst & Young LLP as Nalco Holding Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.
(3) To approve an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.
(4) To transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 19, 2007.
Annual Report:	A copy of Nalco Holding Company’s 2006 Annual Report is enclosed.
Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about March 26, 2007.

By Order of the Board of Directors of Nalco Holding Company
Stephen N. Landsman Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

NALCO HOLDING COMPANY
1601 W. Diehl Road
Naperville, IL 60563-1198

PROXY STATEMENT
For The Annual Meeting of Shareholders To Be Held On
May 3, 2007

The Board of Directors (the ‘‘Board of Directors’’ or the ‘‘Board’’) of Nalco Holding Company, a Delaware corporation (‘‘Nalco’’ or the ‘‘Company’’), is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Central Daylight Savings Time), on Thursday, May 3, 2007, in the Nalco Company Corporate Offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 USA. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Directors, the Company’s compensation practices and the Company’s most highly paid executive officers.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

The Board sent you this proxy statement and the enclosed proxy card because it is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

All shareholders of record as of March 19, 2007, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in a ‘‘street name’’ (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 19, 2007 and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following three items of business at the annual meeting:

•	The election of two (2) Class III Directors to serve until the 2010 Annual Meeting of the Company’s Shareholders and until their successors are elected and qualified;

•	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007; and

•	The approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned Nalco common stock as of the close of business on the record date, March 19, 2007. Each share of Nalco common stock is entitled to one vote. As of March 19, 2007, Nalco had 144,355,802 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote your shares ‘‘FOR’’ each of the nominees named in this proxy statement for election to the Board, ‘‘FOR’’ the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm and ‘‘FOR’’ the approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

How do I vote before the meeting?

For Shares Registered Directly in the Name of the Shareholder.    Shareholders with shares registered directly in their name in the Company’s stock records maintained by the Company’s transfer agent, Computershare Trust Company, N.A., may vote their shares by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

For Shares Registered in the Name of a Brokerage Firm or Bank.    Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through ADP that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or by accessing the Internet as described on the voting instruction form.

May I vote confidentially?

Your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (‘‘SEC’’). The independent election inspectors may at any time inform the Company whether or not a shareholder has voted. The Company will hold proxy cards and ballot cards after the election and they may not be held in confidence.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares registered in your name in person at the meeting even if you have previously voted by proxy.

Will I have any rights of appraisal or similar rights of dissenters?

You will not have any rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon at the meeting, regardless of whether you vote for or against the proposals.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning it to the Company prior to the meeting;

•	giving written notice to the Secretary of the Company; or

•	voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify the Secretary of the Company in writing before the polls close that you wish to revoke a previous proxy.

Who conducts the proxy solicitation and how much will it cost?

The Company is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. The Company has hired Georgeson Shareholder Communications, Inc. to help the Company solicit proxies and collect information about shares registered in the name of brokerage firms or banks. Georgeson’s fee for these services is $8,500 plus out-of-pocket expenses. The Company can ask for proxies through the mail or personally by telephone, fax or other means. The Company can use directors, officers and regular employees of the Company to ask for proxies. These employees do not receive additional compensation for these services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock.

Who will count the votes?

Representatives of Computershare Trust Company, N.A. will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as the Proxy Committee on the proxy card will vote your shares in accordance with the Board of Directors’ recommendations. These recommendations are:

•	FOR the election of each of the nominees for director named in this proxy statement (Dr. Joyce and Mr. Chase);

•	FOR the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting firm for the fiscal year 2007; and

•	FOR the approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker and/or the Company’s transfer agent to consolidate as many accounts as possible under the same name and address. The transfer agent is Computershare Trust Company, N.A., which may be contacted at www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain ‘‘routine’’ matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2007 are considered routine matters for which brokerage firms may vote unvoted shares. Nalco believes shareholder approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan is not a ‘‘routine’’ matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a ‘‘broker non-vote.’’

How can I attend the meeting?

The annual meeting is open to all holders of Nalco common stock as of the close of business on March 19, 2007, or their duly appointed proxies. You will need proof of ownership of Nalco’s common stock to enter the meeting. If you are a shareholder whose shares are registered in your own name, you may bring these materials as proof of ownership. If you plan to attend the meeting, please so indicate when you vote and bring the proof of ownership with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid photo identification. IF YOU DO NOT HAVE VALID PHOTO IDENTIFICATION AND PROOF THAT YOU OWN NALCO COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no follow-up questions or questions covering the same subject as a previously asked question (as determined by the Chairman of the Board of Directors) will be permitted.

How many votes must be present to hold the meeting?

In order for the Company to conduct its annual meeting, a majority of the issued and outstanding shares of Nalco common stock, as of March 19, 2007, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

How many votes are needed to elect directors?

The two (2) nominees receiving the highest number of ‘‘FOR’’ votes will be elected as directors. This number is called a plurality. If either of the two nominees who is elected receives a greater number of ‘‘WITHHOLD’’ votes than ‘‘FOR’’ votes, such director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

You may vote ‘‘FOR’’ all of the nominees or you may vote ‘‘WITHHOLD FROM ALL NOMINEES’’ or withhold from particular nominees. Unless you mark ‘‘WITHHOLD FROM ALL NOMINEES’’ or withhold from particular nominees, your proxy will be voted ‘‘FOR’’ each of the Director nominees named in this proxy statement. There is no cumulative voting permitted for the director election.

How many votes are needed to approve the other proposals?

Each of the Company’s proposals will be considered separately. The ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm and the approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan must receive the ‘‘FOR’’ vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. For each of these items, you may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN.’’ Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote ‘‘AGAINST’’ the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the meeting.

What if other matters are presented for consideration at the annual meeting?

As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What is the Board member annual meeting attendance policy?

Each board member is expected to attend the Company’s annual meeting. Seven of the Company’s nine Directors attended the annual meeting of stockholders in 2006.

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its corporate governance practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

The Board of Directors presently consists of nine members divided into three equal classes. The Class I directors are William H. Joyce, Douglas A. Pertz and Mr. Daniel S. Sanders; (the ‘‘Class I Directors’’), the Class II Directors are Paul H. O’Neill, Rodney F. Chase and Richard B. Marchese (the ‘‘Class II Directors’’), and the Class III Directors are Chinh E. Chu, Joshua J. Harris and Sanjeev K. Mehra (the ‘‘Class III Directors’’). Mr. Chu, Mr. Harris and Mr. Mehra are employees of The Blackstone Group L.P., Apollo Management V, L.P. and Goldman, Sachs & Co., respectively, (each a ‘‘Sponsor’’ and together the ‘‘Sponsors’’), and became board members upon the Sponsors purchasing the predecessor of our Company in 2003. On February 15, 2007, the Sponsors sold their remaining interests in the Company and, as a result, will cause Mr. Chu, Mr. Harris and Mr. Mehra to resign their Board positions immediately prior to the annual meeting. The Board has chosen to reduce its size to six members on the receipt of the resignations from Mr. Chu, Mr. Harris and Mr. Mehra. This reduction will permit the Board the opportunity to carefully evaluate an appropriate long-term Board size and to conduct a deliberate search process for additional members should an increase in Board size ultimately be deemed appropriate.

The Class III Board positions are scheduled for election with this year’s annual meeting. The present Class III Board members, Mr. Chu, Mr. Harris and Mr. Mehra, will be resigning their positions and will not stand for re-election. To permit the Company to balance the three classes of directors as evenly as possible pursuant to New York Stock Exchange Regulations, the Board has requested Dr. Joyce to resign from his position as a Class I director and Mr. Chase to resign from his position as a Class II director immediately after the annual meeting, and the Board has nominated Dr. Joyce and Mr. Chase for positions as Class III directors for this year’s election. Dr. Joyce has agreed to resign his Class I position and Mr. Chase has agreed to resign his Class II position, as requested, and each Director has accepted his nomination for election as a Class III director.

The terms of the remaining Class I Directors, after Dr. Joyce’s resignation (Mr. Pertz and Mr. Sanders) will expire on the date of the 2008 annual meeting and the terms of the remaining Class II Directors, after Mr. Chase’s resignation (Mr. Marchese and Mr. O’Neill) will expire on the date of the 2009 annual meeting.

How often did the Board meet in fiscal 2006?

The Board of Directors met six times, the Audit Committee met ten times, the Compensation Committee met seven times, the Nominating and Corporate Governance Committee met four times and the Safety, Health & Environment Committee met four times during 2006. Each of the Company’s Directors, except Mr. Chu, Mr. Mehra and Mr. Pertz, who had unavoidable conflicts for certain meetings, attended 75% or more of the meetings of the Board and the Committees of which he was a member (held during the period he served as a director). Mr. Chu, Mr. Mehra and Mr. Pertz attended 73%, 73% and 74% of such meetings, respectively.

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees. The charters for the Committees are available on the Company’s Web site at www.nalco.com.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2006
Audit: Mr. Richard B. Marchese, Audit Committee Financial Expert and Chairman, Mr. Rodney F. Chase Mr. Douglas A. Pertz	•	hire or terminate an Independent Registered Public Accounting Firm (‘‘independent auditor’’), approve the overall scope of the audit and approve any work performed by such auditor unrelated to the Company’s annual audit	10
	•	review and discuss financial information prior to it being filed with the SEC
	•	assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and compliance with legal and regulatory requirements
	•	annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm
	•	discuss the annual audited financial and quarterly statements with management and the independent auditor
	•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies
	•	discuss policies with respect to risk assessment and risk management
	•	meet separately and, periodically with management, internal auditors and independent auditor
	•	review with the independent auditor any audit problems or difficulties with managements’ responses
	•	set clear hiring policies for employees or former employees of the independent auditors
	•	annually review the adequacy of the audit committee’s written charter
	•	handle such other matters as delegated to the audit committee by the Board of Directors
	•	report regularly to the full Board of Directors
	•	evaluate the performance of the audit committee

The Audit Committee operates under a written charter adopted by the Board of Directors, which is available through the Company’s Web site at www.nalco.com.

The Board of Directors has determined that Mr. Marchese, Mr. Chase and Mr. Pertz are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Marchese is qualified as an audit committee financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards. Mr. Chase’s service on the Audit Committee of three other companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2006
Compensation: Mr. Paul H. O’Neill, Chairman, Mr. Rodney F. Chase Mr. Douglas A. Pertz Mr. Daniel S. Sanders	•	review key employee compensation policies, plans and programs	7
	•	review and approve the compensation of the Company’s chief executive officer and other executive officers and individuals reporting to the chief executive officer
	•	develop and recommend to the Board of Directors compensation for the Board members
	•	review and approve employment contracts and other similar arrangements with executive officers
	•	review and consult with the chief executive officer on the selection of officers and evaluation of executive performance and other matters
	•	review administration of stock plans and other incentive compensation plans
	•	oversee compliance with any applicable compensation reporting requirements of the SEC
	•	approve the appointment and removal of trustees and investment managers for pension fund assets
	•	retain consultants to advise the committee on executive compensation practices and policies
	•	handle other matters that are delegated to the committee by the Board of Directors

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com and is attached as Annex B. On August 9, 2006, Mr. Chu, Mr. Harris and Mr. Mehra resigned from the Compensation Committee as discussed more fully on page 36.

The Board of Directors has determined that Mr. O’Neill, Mr. Chase, Mr. Pertz and Mr. Sanders are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2006
Nominating and Corporate Governance:	•	develop and recommend criteria for selecting new directors	4
Mr. Rodney F. Chase, Chairman,	•	screen and recommend to the Board of Directors individuals qualified to become executive officers
Mr. Richard B. Marchese Mr. Douglas A. Pertz	•	oversee evaluations of the Board of Directors, and its members and committees of the Board of Directors
	•	receive and evaluate communications from shareholders directed to the Board and non-management members of the Board
	•	develop and recommend to the Board a set of corporate governance principles
	•	handle such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

The Nominating and Corporate Governance Committee has put in place a peer evaluation program for all Directors whereby the Chairman of the Committee is to conduct interviews of each of the members of the Board of Directors to assess the strengths and weaknesses of individual board members and then summarize these interviews in a report back to the Board. This peer evaluation was completed by Mr. Chase for each member of the Board of Directors and reported to the Board at the February 16, 2007 Board meeting.

The Board of Directors has determined that Mr. Chase, Mr. Marchese and Mr. Pertz are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in 2006
Safety, Health and Environment: Mr. Daniel S. Sanders, Chairman,	•	oversee, review and receive updates at each meeting of SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, and industry best practices	4
Mr. Rodney F. Chase Mr. Paul H. O’Neill	•	oversee and review regulatory, environmental, and health and safety trends, issues and concerns which affect or could affect SHE practices, including overall environmental compliance, clean-up and remediation efforts
	•	report to the Board regularly concerning implementation of policies and assist the Board in assuring compliance with and implementation of these policies to improve SHE practices, or to further the interests of employees, customers, shareholders, or neighboring communities

The Safety, Health and Environment Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s Web site at www.nalco.com.

How does the Board select nominees for the Board?

The Board of Directors and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance

Committee members, consistent with the limits of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Company’s Corporate Governance Guidelines (the ‘‘Guidelines’’) and charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time. (Currently, the Committee has not retained a search firm and no search firm was used for any of the current directors.)

The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include a review of, among other things, the person’s integrity, experience, specialized expertise in the industry, independence, understanding of issues affecting the Company, time availability, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors. The Committee also considers the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Nalco’s Corporate Secretary at the Nalco Company offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 pursuant to the Company’s Bylaws and subject to applicable requirements of the federal securities laws and regulations. Such shareholder’s notice will include the following information:

•	the name and address of the recommending shareholder(s), and the class and number of shares of the Company’s common stock that are beneficially owned by the recommending shareholder(s),

•	the name, age, business address and principal occupation and employment of the recommended nominee,

•	any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee,

•	any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules,

•	all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience over the past five years, (2) the class and number of the Company’s shares, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and the Company or management,

•	a description of any business or personal relationships between the recommended nominee and the recommending shareholder(s),

•	a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and (2) affirming the recommended nominee’s willingness to be a director, and

•	if the recommending shareholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee, or as many members as can do so, to meet the potential nominees. The Nominating and Corporate Governance Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. The Board and Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or Nominating and Corporate Governance Committee.

How does the Board determine which directors are considered independent?

The Board reviewed each of Mr. Chase, Mr. Marchese, Mr. O’Neill, Mr. Pertz and Mr. Sanders against the Guidelines, adopted by the Board, and the independence requirements of the SEC and the NYSE to determine independence. The definition of ‘‘independence’’ that the Company uses in determining if a member of the Board of Directors is independent is set forth in the listing standards of the NYSE including Section 303A.02.

Pursuant to the Guidelines, director independence is reviewed periodically, based on questionnaires completed by each of the Directors. During this review, transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates are considered. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with the initial determination that the Director is independent.

As a result of the Board’s initial review of the Directors’ independence and the questionnaires, Mr. Chase, Mr. Marchese, Mr. O’Neill, Mr. Pertz and Mr. Sanders are independent of the Company and its management. Mr. Sanders retired from ExxonMobil Corporation, a Nalco Company customer, in August 2004, prior to his joining the Board in January, 2005. Mr. Sander’s retirement income from ExxonMobil Corporation is not contingent on any continued service or consulting agreement with ExxonMobil Corporation and his former employment with ExxonMobil does not impact his independence on the Board. Mr. Chase retired from BP, a Nalco Company customer, in April, 2003, prior to his joining the Board in May, 2005. Mr. Chase’s retirement income from BP is not contingent on any continued service or consulting agreement with BP and his former employment with BP does not impact his independence on the Board. Mr. Marchese retired from Georgia Gulf Corporation, a customer of Nalco, at the end of 2003 prior to his joining the Board in May 2005. Mr. Marchese’s retirement income from Georgia Gulf Corporation is not contingent on any continued service or consulting arrangement with Georgia Gulf Corporation and his former employment with Georgia Gulf Corporation does not impact his independence on the Board. Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc., a customer of Nalco Company, from 1987 to 1999 and Chairman of the Board from 1997 to 2000. Mr. O’Neill’s retirement income from Alcoa Inc. is not contingent on any continued service or consulting arrangement with Alcoa Inc. and neither his former employment with Alcoa Inc. nor his advisory position with The Blackstone Group L.P. impact his independence on the Board. Similarly, Mr. Pertz has no relationships or transactions which would impact his independence.

Mr. Marchese, Mr. O’Neill, Mr. Pertz and Mr. Sanders do not serve on the audit committees of more than three public companies. Mr. Chase serves on the audit committees of three companies in addition to the Audit Committee of the Company. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Chase to effectively serve on the Company’s Audit Committee. Dr. Joyce is not considered an independent director because of his employment as Chief Executive Officer of the Company. Mr. Chu, Mr. Harris, and Mr. Mehra may not be considered independent directors because of their affiliations with certain of the Sponsors (described below), and the Company is not presently treating these Directors as independent for purposes of determining its compliance with NYSE and SEC requirements.

Mr. Chu is associated with one of the Sponsors:    The Blackstone Group; Mr. Chu is a Senior Managing Director of The Blackstone Group. Mr. Harris is associated with one of the Sponsors: Apollo Management L.P.; Mr. Harris is a founding partner of Apollo Management. Mr. Mehra is associated with one of the Sponsors: GS Capital Partners; Mr. Mehra is a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area and a member of its Investment Committee.

Are there any other material business relationships with entities associated with any of the Company’s Directors or Executive Officers or any other ‘‘related persons’’?

a.    Stockholders Agreement

The Company, Nalco LLC and certain members of Nalco LLC controlled by the Sponsors entered into a stockholders agreement in November 2004. The stockholders agreement provides that following the date on which Nalco is no longer a ‘‘Controlled Company’’ under Section 303A of the New York Stock Exchange Corporate Governance Standards, and for so long as Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continue to beneficially own more than 35% of the Company’s outstanding common stock, Nalco LLC and the Sponsors shall retain the right to designate four nominees for election to the Board of Directors, subject to compliance with the New York Stock Exchange rules, three of which shall be allocated evenly among the Sponsors with the fourth, which may be the Company’s Chief Executive Officer, to be nominated by agreement of the Sponsors. If Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continue to beneficially own (1) less than 35% but at least 25% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate three director nominees; (2) less than 25% but at least 15% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate two director nominees; and (3) less than 15% but at least 10% of the Company’s outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate one director nominee, and in each case, Nalco LLC and the Sponsors will cause such number of directors nominated by Nalco LLC to resign as would be necessary to make the number of remaining directors correspond with Nalco LLC’s and the Sponsors’ designation rights unless the Board decides that any such directors should continue to serve on the Board. Once Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, beneficially own less than 10% of the Company’s outstanding common stock, Nalco LLC and the Sponsors shall have no right to designate directors. Pursuant to the stockholders agreement, any Sponsor that does not have the right, through Nalco LLC or otherwise, to nominate a director to the Board of Directors but continues to have an ownership interest in the Company, shall have the right to nominate a non-voting observer to attend Board meetings.

On March 21, 2006, Nalco LLC and funds affiliated with the Sponsors, sold 15 million shares of Nalco Holding Company common stock in an underwritten public offering at $17.21 per share, for gross proceeds of approximately $258.2 million (the ‘‘March Secondary Offering’’). The Sponsors received all of the proceeds from this March Secondary Offering. Following the March Secondary Offering the number of shares held by Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, was reduced to approximately 26.7%. On November 8, 2006, Nalco LLC and funds affiliated with the Sponsors sold 20 million shares of Nalco Holding Company common stock in an underwritten public offering at $19.20 per share, for gross proceeds of approximately $384 million (the ‘‘November Secondary Offering’’). The Sponsors received all of the proceeds from this November Secondary Offering. Following the November Secondary Offering the number of shares held by Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, was reduced to approximately 12.6%. On February 15, 2007, Nalco LLC and funds affiliated with the Sponsors, sold 18,126,192 shares of Nalco Holding Company common stock in an underwritten public offering at $23.20 per share, for gross proceeds of approximately $420.5 million (the ‘‘February 2007 Secondary Offering’’). The Sponsors received all of the proceeds from this February 2007 Secondary Offering. Following the February 2007 Secondary Offering the Sponsors and their affiliates owned no shares in the Company (other than 2,000 shares owned by Goldman, Sachs & Company). As a result and pursuant to the terms of the Stockholders Agreement, the Sponsors will cause their Board designates, Mr. Chu, Mr. Harris and Mr. Mehra, to resign their Board positions immediately prior to the annual meeting.

b.    Nalco LLC Limited Liability Company Operating Agreement

Dr. William H. Joyce, William J. Roe, Bradley J. Bell and certain other members of management beneficially own capital stock in the Company through Nalco LLC. The limited liability company operating agreement of Nalco LLC (the ‘‘Operating Agreement’’) provides: (1) for the governance of the Company and its material subsidiaries, (2) specific rights to the holders of Nalco LLC’s limited liability company interests with respect to those interests, such as tag-along and drag-along rights and (3) specific rights with respect to certain sales of capital stock of the Company, and its material subsidiaries, such as transfer restrictions and registration rights.

All significant decisions involving Nalco LLC and any voting or other rights to be exercised in respect of its direct or indirect subsidiaries require the approval of the board of directors of Nalco LLC. As a result of the February 2007 Secondary Offering, the Sponsors caused the resignation of their respective designees to the Board of Nalco LLC. Dr. Joyce is the remaining member of the Nalco LLC Board.

c.    Monitoring Fee Agreement/Sponsor Services Agreement

Following the Sponsors’ acquisition of Nalco Company in November 2003, affiliates of the Sponsors entered into a monitoring fee agreement under which these affiliates of the Sponsors agreed to provide certain structuring, advisory, and management services to the Company and to Nalco Company for a twelve-year period, unless earlier terminated by agreement between the Company and the Sponsors or until such time as the Sponsors’ direct or indirect ownership of the Company fell below 5%. The annual monitoring fee under this monitoring fee agreement was equal to the greater of $10 million or 2% of the Company’s EBITDA for the preceding fiscal year.

The Company amended and restated the monitoring fee agreement on November 10, 2004, pursuant to which the monitoring services provided to the Company by the Sponsors’ affiliates were terminated. The Company paid the Sponsors’ affiliates a termination fee of $35.0 million. The amended and restated agreement, which is referred to as the ‘‘sponsor services agreement,’’ provided the Sponsors’ affiliates with a right of first refusal to provide the Company with financial advisory services in exchange for mutually agreeable compensation. This right of first refusal has terminated following the February 2007 Secondary Offering.

The Company has agreed to indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the monitoring fee/sponsor services agreement and their engagement of the affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the monitoring fee/sponsor services agreement.

d.    Management Members Agreements

Pursuant to management members agreements Nalco LLC entered into with certain members of the Company’s management, each management unitholder in Nalco LLC has the right to ‘‘put’’ his/her class A units in Nalco LLC, as well as his/her class B units, class C units and class D units in Nalco LLC if any, after they have vested (the ‘‘vested units’’), to Nalco LLC in exchange for shares of the Company’s common stock. Following the date that is the later of the date on which any applicable ‘‘lock-up’’ period terminates and the date that is six months and one day after (i) the date when the units were purchased (in the case of class A units) or (ii) the date on which the units vest (in the case of class B units, class C units and class D units), the unitholder may sell, and Nalco LLC must repurchase, all or a portion of such unitholder’s class A units and vested units. Nalco LLC would then be required to repurchase such units by delivering shares of the Company’s common stock to the unitholder. The price required to be paid by Nalco LLC for the class A units and vested units will be the fair market value of such units as of the date the ‘‘put’’ right is exercised by the unitholder. The ‘‘put’’ right will be subject to certain limitations on its exercise, as described in the definitive documents.

Certain of the Company’s management members have elected to ‘‘put’’ some or all of their class A, B, C and D units. The Company has, upon request of such management members, registered some or all of the shares of the Company that were exchanged for such units. In 2006 and through February 21, 2007, the following officers of the Company have ‘‘put’’ vested units to the Company in exchange for shares of the Company’s common stock: Bradley J. Bell, 219,838 shares; Louis L. Loosbrock, 81,256 shares; Deborah C. Hockman, 11,637 shares; and Richard J. O’Shanna, 39,970 shares.

e.    Registration Rights Agreement

On November 10, 2004, the Company entered a registration rights agreement with Nalco LLC and its members. Under the registration rights agreement, the Sponsors had the right to request the Company to register the sale of shares held by Nalco LLC, including shares issuable upon exercise of the warrant held by Nalco LLC, on their behalf and required the Company to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the members of Nalco LLC (including members of management) had the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the Sponsors or initiated by the Company. Certain management members of Nalco LLC released their piggyback registration rights during 2005 in an amendment to the Registration Rights Agreement. The Sponsors exercised such registration rights for sale of 15 million shares of Nalco Holding Company common stock in March of 2006, 20 million shares of Nalco Holding Company common stock in November of 2006 and 18,126,192 shares of Nalco Holding Company common stock in February 2007. The Sponsors received all of the proceeds from these secondary offerings.

Pursuant to the registration rights agreement, the Company participated in two secondary offerings in 2006 and one secondary offering in 2007. In connection with each secondary offering, it entered into a standard underwriting agreement with customary indemnities, representations and warranties. The Company incurred aggregate expenses of approximately $277,000 in 2006 and approximately $150,000 in 2007, representing primarily attorneys fees, registered public accountants’ fees and SEC filing fees with such secondary offerings. The Company did not pay any underwriting fees.

f.    Warrant

On November 10, 2004, the Company issued Nalco LLC a warrant to purchase, for $0.01 per share, up to 6,191,854 shares of the Company’s common stock. This warrant will enable Nalco LLC to deliver shares to members of management who have the right to put, or sell, their vested class B, class C and class D units to Nalco LLC, (as described above under the Management Members Agreements) in exchange for the Company’s shares. Subject to limited exceptions, the warrant becomes exercisable upon the Company achieving the same EBITDA targets and upon the occurrence of the same specified events applicable to the vesting of the Nalco LLC class B units, class C units and class D units (except that there is no service requirement comparable to that applicable to individual holders of class B, class C and class D units). The registration rights agreement requires the Company, upon request by Nalco LLC, to register shares acquired upon exercise of the warrant under a registration statement in order to facilitate their delivery to members of management in exchange for units of Nalco LLC. As of February 21, 2007, Nalco LLC had exercised its right to purchase 1,677,944 shares under the warrant, permitting Nalco LLC to deliver shares to members of Company management who have exercised their rights to put vested class B, class C and class D units.

g.    Relationships with Affiliates of the Company’s Sponsors

The Sponsors have ownership interests in a broad range of companies (‘‘Portfolio Companies’’) and have affiliations with other companies (‘‘Affiliated Companies’’). The Company has entered into commercial transactions in the ordinary course of the Company’s business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of raw materials, goods and services. The Portfolio Companies and the Affiliated Companies may compete with the Company or may have interests adverse to the Company. The Company entered into an agreement that permits it the option to purchase certain products and services from CoreTrust Purchasing Group LLC (‘‘CoreTrust’’), a division of HealthTrust Purchasing Group L.P. One of the Sponsors, The Blackstone Group, receives certain payments from CoreTrust.

In 2005, the Investment Banking Division of Goldman, Sachs & Co., served as underwriter for the Company’s equity offerings. Goldman, Sachs & Co. has also acted as market maker for Notes and Discount Notes issued by certain of the Company’s subsidiaries.

h.    Sponsor Indemnification for Certain of the Board Members

Members of the Board of Directors designated by the Sponsors may also have indemnification agreements or protections from the Sponsors relating to their service on the Board of Directors.

What policies does the Company have with respect to transactions with related persons?

The Company has adopted a statement of policy regarding transactions with related persons. When the Company is a proposed participant in a transaction where a related person, as defined in Item 404 of SEC Regulation S-K, has or will have a direct or indirect material interest, then, in addition to all requirements of the Company’s Code of Ethical Business Conduct, the related person must promptly disclose to the General Counsel of the Company such proposed transaction and all material facts with respect thereto. The General Counsel will promptly communicate such information to the Audit Committee.

No related person transaction shall be consummated or shall continue without the approval or ratification of the Audit Committee or, if more urgent action is needed, by the Audit Committee Chairperson. It is the policy of the Company that Directors interested in a related person transaction shall recuse themselves from any such vote.

How do shareholders or interested parties communicate with non-management Directors?

Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by contacting the Company’s Corporate Secretary c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563, who will notify Mr. Marchese (on behalf of the Audit Committee) of such interest, or by contacting Mr. Marchese in accordance with ‘‘Whistleblower Procedures’’ established by the Audit Committee and reflected in Exhibit B to the Audit Committee Charter available on the Company’s Web site at www.nalco.com. Mr. Marchese is an independent, non-management Director who is Chairman of the Company’s Audit Committee. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are brought to the attention of Mr. Marchese and to the Company’s internal audit department.

Who chairs the Company’s executive sessions?

On February 16, 2007, the Company designated a Presiding Director to chair the executive sessions of the Board of Directors (sessions conducted without management or without non-independent members). The Presiding Director will rotate annually between the Committee Chairpersons, and the first Presiding Director was designated to be Mr. O’Neill as Chairman of the Compensation Committee.

What are the Company’s policies on reporting of concerns regarding accounting?

The Audit Committee has established policies on reporting of concerns regarding accounting and other matters in addition to the Company’s policy on communicating with non-management Directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, with respect to accounting, internal accounting controls, auditing matters or other concerns, may, in a confidential or anonymous manner, communicate that concern to the General Counsel of the Company. If any person believes that he or she should communicate with a non-management or independent director, he or she may contact Mr. Marchese, Chairman of the Company’s Audit Committee, or discuss any concern on an anonymous basis, in accordance with the Company’s Whistleblower Procedures, by contacting the Company’s Ethics Line at 888-749-1949 or 770-582-5201 (for international callers).

What are the Company’s Corporate Governance Guidelines and Ethics Policies?

•    Board Committee Charters.    The Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees of the Board of Directors operate pursuant to written charters. Each charter is available on the Company’s Web site at www.nalco.com and is available in print to any shareholder who requests it from the Company’s Corporate Secretary.

•    Corporate Governance Principles.    The Board of Directors has documented its corporate governance principles in the Guidelines, which were adopted to reflect certain best practices and requirements of the NYSE. The Guidelines are available on the Company’s Web site at www.nalco.com.

•    Code of Ethical Business Conduct and Officer Code of Ethics.    Nalco’s Code of Ethical Business Conduct emphasizes the Company’s commitment to the highest standards of business conduct. The Code of Ethical Business Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethical Business Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Nalco’s executive and financial officers also adhere to Nalco’s Officer Code of Ethics. Periodically, the Directors, officers and certain management employees in the Company are required to complete a questionnaire and certify in writing that they have read and understand the Code of Ethical Business Conduct. The Code of Ethical Business Conduct and Officer Code of Ethics are available on the Company’s Web site at www.nalco.com or by contacting the Corporate Secretary to receive a written copy. The Company intends to post amendments to or waivers from its Code of Ethical Business Conduct and Officer Code of Ethics (to the extent applicable to the Board of Directors or executive officers) on its Web site.

What other significant Board practices does the Company have?

•    Private Executive Sessions.    The non-management members of the Board of Directors and the members of the Audit Committee meet at least once each year (and more often, if requested by any member) in an executive session in which no member of management is present to discuss any matters selected by such member. Independent directors will meet by themselves at least once each year. Non-management members of the Board and the members of the Audit Committee each met in executive session three times in 2006.

•    Advance Materials.    Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•    Board and Committees’ Evaluations.    The Board has an annual self-evaluation process. This assessment focuses on the Board’s contribution to the Company and the Board’s process and procedures. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees also conduct a similar annual self-evaluation. The results of Board evaluations are reviewed by the Nominating and Corporate Governance Committee and the Board may take action based on noted weaknesses. The Board and each of the aforementioned Committees conducted their self-evaluations for 2006.

•    Peer Evaulation.    Beginning in 2006, the Board instituted an annual peer evaluation process. The Chairman of the Nominating and Corporate Governance Committee conducted interviews of each of the members of the Board to assess strengths and weaknesses of individual Board members and then summarized these interviews in a report back to the Board.

What access do the Board and Board Committees have to management and to outside advisors?

•    Access to Management and Employees.    Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•    Access to Outside Advisers.    The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The

Nominating and Corporate Governance Committee has the authority to retain search firms to be used to identify director candidates though it has not chosen to do so. The Compensation Committee has the authority to retain compensation consultants for advice on executive compensation matters. The Safety, Health and Environment Committee has the authority to retain legal, accounting and other outside advisers.

What Certifications have been filed?

The Chief Executive Officer filed his NYSE 303A certification without qualification, and he and the Chief Financial Officer have filed their Sarbanes-Oxley 302 certifications with the Company’s 10-K.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Who are this year’s nominees?

The Board of Directors consists of nine members, divided into three classes. The three-year term of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the three Class III Directors will expire at the 2007 annual meeting. Each of the current Class III Board members, Mr. Chu, Mr. Harris and Mr. Mehra, will be resigning from our Board immediately before the Annual Meeting and will not be standing for re-election. The Board of Directors has nominated the following individuals as Class III Directors, for election at the Annual Meeting:

•	Dr. William H. Joyce; and

•	Mr. Rodney F. Chase.

If elected, the Company expects that Dr. Joyce and Mr. Chase will serve as Class III Directors and hold office until the 2010 annual meeting of shareholders and until their respective successors have been elected and qualified. As described above on page 7, Dr. Joyce is presently a Class I Director and will resign his Class I position immediately after the 2007 Annual Meeting, and Mr. Chase is presently a Class II Director and he will resign his Class II position immediately after the 2007 Annual Meeting.

Biographical information about each of the nominees, including their present occupations and business experience, follows. The Board recommends that you vote ‘‘FOR’’ the election of these nominees.

Dr. William H. Joyce Age 71 Director of the Company since June 2004, Chairman of the Board and Chief Executive Officer of Nalco Company since November 2003	Dr. Joyce became the Chairman of the Board and Chief Executive Officer of Nalco Company in November 2003. Dr. Joyce was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001. Dr. Joyce was Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he had been Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 from President Clinton, the Plastics Academy’s Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National

Academy of Engineering. In 2003, Dr. Joyce received the Society of Chemical Industry Perkin Medal Award. Dr. Joyce has been a director of El Paso Corporation since May 2004, a director and member of the Audit Committee of CVS Corporation since April 1994, and a former director of Celanese Corporation. He is a Trustee of the Universities Research Association, Inc. Dr. Joyce has served as Chairman of the Board of the Society of Plastics Industry and on the board of directors and executive committee of the American Chemistry Council. He has served as Co-Chairman of the Government University-Industry Research Roundtable of the National Academies.

Mr. Rodney F. Chase Age 63 Director of the Company since May 2005	Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service. During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP’s holding in Ruhrgas. He was instrumental in the creation of TNK-BP, BP’s Russian business entity. He was Deputy Chairman of TNK-BP until May 2004. Mr. Chase now serves on the board of Tesco plc as Deputy Chairman and Senior Independent Director. He is a Non-Executive Director of Computer Sciences Corp. and Tesoro Corporation, and Non-Executive Chairman of Petrofac Limited in the Channel Isles. He joined Lehman Brothers in 2003 as Senior Advisor in both Europe and the USA. He has previously served as a Non-Executive Director of B.O.C. plc and Diageo plc in London.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect Directors?

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the two nominees receiving the highest number of ‘‘FOR’’ votes cast at the meeting will be elected. Any elected Director who receives a greater number of votes ‘‘WITHHELD’’ from his or her election than votes ‘‘FOR’’ such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors what action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

Who are the other Directors?

The other Directors of the Company whose terms of office continue after this annual meeting are listed below. Each of these Directors will serve until the annual meeting of shareholders in the year indicated and until their respective successors have been elected and qualified.

Class I Directors Terms Expiring in 2008

Mr. Daniel S. Sanders Age 67 Director of the Company since January 2005	Mr. Sanders is the former President, ExxonMobil Chemical Company, and Vice President, ExxonMobil Corporation. He retired from ExxonMobil on August 31, 2004 after 43 years of service. In 1988, Mr. Sanders became Executive Assistant to the Chairman and President of Exxon Corporation, and in 1990 was appointed Senior Vice President of Exxon Company, U.S.A. In 1992, he became worldwide President of the Basic Chemicals Group of Exxon Chemical Company, and in 1994 he became Vice President of Human Resources of Exxon Corporation. He was named Executive Vice President of Exxon Chemical in 1998 and President in January 1999. He was named President of ExxonMobil Chemical Company in December of 1999 when the two companies merged. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He currently serves as a director of Milliken and Co., Arch Chemical and Celanese Corporation. Mr. Sanders received the Society of Chemical Industry Medal in 2005.

Mr. Douglas A. Pertz Age 52 Director of the Company since November 2004	Mr. Pertz was Chairman and Chief Executive Officer of IMC Global Inc., one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients, from October 2000 until IMC merged to form The Mosaic Company in October 2004. From October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global Inc. and from October 1998 to October 1999, as President and Chief Operating Officer of IMC Global Inc. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water, purification and treatment products. He has previously served as a member of the board of directors of The Mosaic Company, Compass Minerals International Inc. and Bowater Incorporated.

Class II Directors Terms Expiring in 2009

Mr. Richard B. Marchese Age 65 Director of the Company since May 2005	Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the board of directors of Blue Linx Corporation, where he serves on the Audit Committee, and is a member of the board of directors of Quality Distribution, Inc., where he serves on the Executive Committee. Mr. Marchese is a

Certified Public Accountant and has a B.S. in Accounting from Fairleigh Dickinson University.

Mr. Paul H. O’Neill Age 71 Director of the Company since June 2004	Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc. from 1987 to 1999 and Chairman of the Board from 1987 to 2000. He currently also serves on the boards of directors of TRW Automotive Holdings Corporation, Celanese Corporation and Eastman Kodak Company.

Class III Directors — The Sponsors will cause each of the Directors listed below to resign immediately prior to this year’s annual meeting

Mr. Chinh E. Chu Age 40 Director of the Company since June 2004	Mr. Chu is a Senior Managing Director of The Blackstone Group, L.P. which he joined in 1990. Mr. Chu currently serves on the boards of directors of Celanese Corporation, Financial Guaranty Insurance Company, Haynes International, Inc. and Nycomed Holdings.

Mr. Joshua J. Harris Age 42 Director of the Company since June 2004	Mr. Harris is a founding partner of Apollo Advisors, L.P. Mr. Harris is a director of Hexion Specialty Chemicals, Inc., Pacer International, Inc., General Nutrition Centers, Inc., United Agri Products Inc., and Quality Distribution, Inc. He formerly served on the board of directors for Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Corporation and Whitmire Distribution. Mr. Harris received a B.S. degree from the Wharton School at The University of Pennsylvania and an M.B.A from Harvard Business School.

Mr. Sanjeev K. Mehra Age 48 Director of the Company since June 2004	Mr. Mehra is a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area, and a member of its Investment Committee. Mr. Mehra joined Goldman, Sachs & Co. in 1986, was made a Managing Director in 1996 and became a partner in 1998. He serves on the boards of directors of Burger King Corporation, Madison River Telephone Company, LLC, Aramark Corporation and SunGard Data System, Inc. Mr. Mehra received an A.B. from Harvard College and an M.B.A from Harvard Business School.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

What am I voting on?

The Audit Committee of the Board will consider the appointment of the Independent Registered Public Accounting Firm of Ernst & Young LLP to conduct the independent audit for 2007. Although shareholder ratification of the appointment is not required, the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee is expected to act on the possible appointment of Ernst & Young before the Annual Meeting and will reconsider any appointment if Ernst & Young is not ratified by the shareholders. The Board and the Audit Committee recommend that you vote ‘‘FOR’’ the ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2007.

Will a representative of Ernst & Young LLP be present at the meeting?

Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the selection of an Independent Registered Public Accounting Firm.

What fees did the Company pay to Ernst & Young LLP for audit and other services for fiscal years 2006 and 2005?

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2006 and 2005, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for 2006 and 2005.

	2006 (in millions)	2005 (in millions)
Audit fees(1)	$5.4	$5.6
Audit-related fees(2)	—	0.1
Audit and audit-related fees	5.4	5.7
Tax fees(3)	0.1	0.2
All other fees	—	—
Total fees(4)	$5.5	$5.9

(1)	Audit fees for 2006 and 2005 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports, and statutory audits. Additionally, audit fees for 2006 and 2005 include fees for reviews of registration statements and issuances of related letters to underwriters and consents.

(2)	Audit-related fees for 2005 consisted primarily of general assistance related to compliance with Section 404 of the Sarbanes-Oxley Act.

(3)	Tax fees for 2006 and 2005 consisted principally of fees for tax advisory services.

(4)	Ernst & Young LLP full time, permanent employees performed all of the professional services described in this chart.

To safeguard the continued independence of the independent auditors, the Audit Committee has adopted a pre-approval policy for pre-approval of audit and non-audit services. This policy is intended to prevent the independent auditors from providing services to the Company that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy also provides that independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Pursuant to the policy, all audit services require advance approval by the Audit Committee. All other services by the independent auditors that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee.

Pursuant to applicable provisions of the Securities Exchange Act of 1934, as amended, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, who is an independent director. The Chairman has presented all approval decisions to the full Audit Committee.

The Company’s Pre-Approval Policy setting forth the Company’s policy for pre-approval of audit and non-audit services can be found at Exhibit A to the Audit Committee Charter at the Company’s Web site at www.nalco.com.

PROPOSAL 3:    APPROVAL OF THE AMENDED AND
RESTATED NALCO HOLDING COMPANY 2004 STOCK INCENTIVE PLAN
(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to approve the adoption of the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan (the ‘‘Amended SIP’’).

What is the purpose of the Amended SIP?

The purpose of the Amended SIP is to aid the Company in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors and consultants to exert their best efforts on behalf of the Company by providing incentives through the granting of stock options, stock appreciation rights, restricted shares, stock units and other stock-based awards. The Amended SIP is also intended to promote the interests of the Company by preserving the tax deductibility of certain awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) and to comply with new tax laws applicable to deferred compensation under Section 409A of the Code.

Will the Amended SIP increase the number of shares of stock available for grant under the Company’s stock incentive plan?

No. If the Amended SIP is approved by the shareholders, the authorized shares still available for grant under the Company’s 2004 Stock Incentive Plan (the ‘‘2004 SIP’’) will be available for grant under the Amended SIP. The total number of shares authorized to be issued under the 2004 SIP was 7,500,000, of which 6,597,847 shares were still available for future grants as of March 16, 2007.

What action is required in order for the Amended SIP to become effective?

Shareholders must approve the Amended SIP for it to become effective. If the Amended SIP is not approved by shareholders, the 2004 SIP will otherwise remain in effect.

What is the material difference between the Amended SIP and the 2004 SIP?

The rules under Section 162(m) of the Code generally disallow federal income tax deductions for compensation in excess of $1,000,000 paid to a public’s company’s CEO and its four other most highly compensated officers. The deduction limit does not apply to compensation that is considered ‘‘qualified performance-based compensation’’ for purposes of Section 162(m). Because the 2004 SIP was approved by the Company’s shareholders prior to the Company becoming a public company, pursuant to a special transition rule under Section 162(m) of the Code, awards granted prior to the Company’s annual shareholder meeting in 2008 should not be subject to the deduction limitation of Section 162(m) of the Code. However, awards granted under the 2004 SIP after such annual shareholder meeting would be subject to such deduction limitation and would not be considered qualified performance-based compensation. If shareholders approve the Amended SIP, the Company believes that all stock options and certain other stock-based awards granted to covered employees under the Amended SIP could be eligible to meet the requirements of qualified performance-based compensation and therefore would not be subject to the deduction limitation under Section 162(m) of the Code. The Amended SIP will also confirm that neither the Compensation Committee (the ‘‘Committee’’) nor the Board shall have authority to change the exercise price of previously granted stock options.

How does the Board recommend that you vote with respect to this proposal?

The Board of Directors recommends that you vote ‘‘FOR’’ the approval of the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

What are the principal provisions of the Amended SIP?

The principal provisions of the Amended SIP are summarized below. A copy of the Amended SIP is attached hereto as Annex A and the following summary is qualified in its entirety by reference to the specific terms of the Amended SIP.

Purpose of the Amended SIP.    The purpose of the Amended SIP is to aid the Company and its affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards (as defined in the Amended SIP). The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

Eligibility and Participation.    Any employee, director or consultant of the Company or any of its affiliates is eligible to receive awards under the Amended SIP. Additionally, any holder of an outstanding equity-based award issued by a company acquired by the Company, or with which the Company combines, may be granted a substitute award under the Amended SIP. The Company had more than 11,100 employees as of December 31, 2006. The Company has nine directors. Approximately 114 employees and eight non-management directors received awards under the 2004 SIP in 2006. The Company’s Chairman, Dr. Joyce, has not participated in the 2004 SIP. One consultant has received an award under the 2004 SIP.

Amended SIP Administration.    The Amended SIP will be administered by the Compensation Committee which may delegate its duties in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as ‘‘Non-Employee Directors’’ within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934 and ‘‘outside directors’’ within the meaning of Section 162(m) of the Code. As described on page 9, the Compensation Committee is comprised of four independent Directors. The Board may, in its sole discretion, take any action designated to the Compensation Committee under the Amended SIP.

The Compensation Committee will approve the participants in the Amended SIP and establish the terms and conditions of any award granted pursuant to the Amended SIP and to waive any such terms at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Compensation Committee, be made under the plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of shares underlying such substitute awards shall be counted against the aggregate number of shares available for awards under the Plan.

The Compensation Committee is authorized to interpret the Amended SIP, to establish, amend and rescind any rules and regulations relating to the Amended SIP, and to make any other determinations that it deems necessary or desirable for the administration of the Amended SIP, and may delegate such authority, as it deems appropriate. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Amended SIP in the manner and to the extent that Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Amended SIP shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, participants and their beneficiaries or successors).

Shares Subject to Amended SIP.    The total number of shares of Nalco Holding Company stock which may be issued under the Amended SIP is 7,500,000 less the number of shares previously issued under the 2004 SIP. The shares may consist, in whole or in part, of unissued shares or treasury shares. The maximum number of shares for which options and stock appreciation rights may be granted during a calendar year to any participant shall be 500,000. The issuance of shares or payment of cash upon the exercise of an award shall reduce the total number of shares available under the Amended SIP, as applicable. Shares which are subject to awards (or portions thereof) that terminate or lapse may be granted again under the Amended SIP.

Awards.    Awards under the Amended SIP may include non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors and consultants of the Company and its affiliates.

Options.    Options granted under the Amended SIP shall be, as determined by the Compensation Committee, non-qualified stock options or incentive stock options (‘‘ISOs’’) for federal income tax purposes, as evidenced by the related award agreements. ISOs shall comply with the requirements of Section 422 of the Code. All options granted under the Amended SIP are intended to be non-qualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO.

Option Price and Exercise.    The option price shall be determined by the Compensation Committee and shall not be less than 100% of the fair market value of the shares on the date an option is granted. Options granted under the Amended SIP will be exercisable at such time and upon such terms and conditions as may be determined by the Compnesation Committee, but in no event shall an option be exercisable more than ten years after the date it is granted. The purchase price for shares as to which an option is exercised, and the form of such payment, shall be paid to the Company as designated by the Compensation Committee.

The closing price of the Company’s common stock on March 16, 2007 was $24.41.

Stock Appreciation Rights.    The Compensation Committee may grant a stock appreciation right independent of an option or in connection with an option or any portion thereof. A stock appreciation right granted in connection with an option may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, shall cover the same number of shares covered by the option (or such lesser number of shares as the Compensation Committee may determine) and shall be subject to the same terms and conditions as such option (except for such additional limitations as contemplated by the Amended SIP or in any award agreement).

Stock Appreciation Rights Price and Exercise.    The exercise price per share of a stock appreciation right shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the fair market value of a share on the date the stock appreciation right is granted; provided, however, that notwithstanding the foregoing in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may not be less than the option price of the related option. Payment shall be made in shares or in cash, all as shall be determined by the Compensation Committee. The Compensation Committee may impose, in its discretion, such conditions upon the exercisability or transferability of stock appreciation rights as it may deem fit.

Other Stock Based Awards.    The Compensation Committee, in its sole discretion, may grant the right to purchase shares, awards of shares, awards of restricted shares, awards of phantom stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of shares (‘‘Other Stock-Based Awards’’). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other awards granted under the Amended SIP. Subject to the provisions of the Amended SIP, the Compensation Committee shall determine: (i) the number of shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; (ii) whether such Other Stock-Based Awards shall be settled in cash, shares or a combination of cash and shares; and (iii) all other terms and conditions of such Other Stock-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares so awarded and issued shall be fully paid and non-assessable).

Performance Based Awards pursuant to Section 162(m) of the Code.    Certain Other Stock-Based Awards granted under the Amended SIP may be granted in a manner which would be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (such awards, ‘‘Performance-Based Awards’’). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant: (x) with respect to Performance-Based Awards that are options or stock appreciation rights shall be 500,000 and (y) with respect to Performance-Based Awards that are not options or stock appreciation rights shall be $4,000,000, provided, that in no event shall the aggregate fair market value of shares underlying all awards granted to a participant, under the Amended SIP, during a calendar year (including the Black-Scholes value of any options or stock appreciation rights), exceed $4,000,000. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Compensation Committee. The amount of the Performance-Based Award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the Performance-Based Award determined by the Compensation Committee for a performance period shall be paid to the participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

Compliance with Section 409A of the Code.    The Amended SIP and awards issued thereunder shall be interpreted in accordance with the requirements of Section 409A of the Code and Department of Treasury regulations and any interpretative guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the effective date of the Amended SIP. Notwithstanding any provision of the Amended SIP to the contrary, in the event that the Compensation Committee determines that any amounts payable thereunder will be taxable to a participant, under Section 409A of the Code and related Department of Treasury guidance, then prior to payment to such participant of such amount, the Company may (a) adopt such amendments to the Amended SIP and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Compensation Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Amended SIP and awards issued thereunder and/or (b) take such other actions as the Compensation Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

Effectiveness of the Amended SIP; Limitations.     The Amended SIP shall be effective as of the date of adoption by the Board of Directors of the Company, subject to approval of the shareholders of the Company and, unless earlier terminated by the Compensation Committee, the Amended SIP shall remain in effect until the first shareholder meeting that occurs in the fifth year following the year in which such shareholder approval is obtained (the ‘‘Effective Period’’); provided that the period for which the Amended SIP shall remain in effect may be extended, in accordance with this paragraph, if the Amended SIP and all material terms are disclosed and reapproved by the shareholders on or prior to the expiration of the Effective Period. Without limiting the foregoing, no awards may be granted under the Amended SIP after the tenth anniversary of the date of adoption of the Amended SIP by the Board.

Change in Outstanding Shares.    In the event of any change in the outstanding shares after the effective date defined in the Amended SIP by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Compensation Committee in its sole discretion may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Amended SIP or pursuant to outstanding Awards, (ii) the option price in respect of any options or exercise price of any stock appreciation right and/or (iii) any other affected terms of such Awards. Neither the Compensation Committee nor the Board shall have authority to change the exercise price of previously granted stock options.

Change in Control.    To the extent not prohibited or penalized under Section 409A of the Code, in the event of a change of control (as defined in the Amended SIP) after the adoption of the Amended SIP by the Board, the Compensation Committee may, in its sole discretion, provide for the (i) termination of an award upon the consummation of the change of control, but only if such award has vested and is paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change of control, (ii) acceleration of the vesting of all or any portion of an award, (iii) payment of an amount (in cash or, in the discretion of the Compensation Committee, in the form of consideration paid to shareholders of the Company in connection with such change of control) in exchange for the cancellation of an award, which, in the case of options and stock appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or stock appreciation rights over the aggregate option price or grant price of such option or stock appreciation rights, and/or (iv) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

Amendments or Termination.    The Compensation Committee may amend, alter or discontinue the Amended SIP, but no amendment, alteration or discontinuation shall be made, without the written consent of a participant, if such action would diminish any of the rights of the participant under any award theretofore granted to such participant under the Amended SIP; provided, however, that the Compensation Committee may amend the Amended SIP in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws. Shareholder approval for certain amendments may also be required by NYSE, tax or regulatory requirements.

    Amendments to Awards.    The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted, prospectively or retroactively; provided that no waiver, amendment, alteration, suspension, discontinuation, cancellation or termination shall impair the rights of any participant or any holder or beneficiary of any award theretofore granted without the consent of the affected participant, holder or beneficiary.

U.S. Federal Income Tax Consequences.    The principal United States federal income tax consequences of the issuance and/or exercise of awards under the Amended SIP are summarized below. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Internal Revenue Service regulations generally provide that, for purposes of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. This summary does not meet those requirements and, accordingly, cannot be used for the purpose of avoiding federal income tax penalties that may be imposed on any person.

Nonqualified Stock Options.    There will be no U.S. federal income tax consequences to the participant or the Company upon the grant of a nonqualified stock option under the Amended SIP. Upon the exercise of a nonqualified stock option, the participant will realize ordinary taxable income equal to the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price of such option and the Company will be allowed a corresponding deduction. Payroll taxes are required to be withheld from the participant on the amount of ordinary taxable income recognized by the participant. Upon disposition of shares acquired upon exercise of a nonqualified stock option, the participant will recognize long-term or short-term capital gain or loss, depending on how long the shares were held, equal to the difference between the aggregate amount realized on such disposition and the participant’s aggregate tax basis in such shares.

ISOs.    There will be no U.S. federal income tax consequences to the participant or the Company upon the grant of an ISO under the Amended SIP. Nor will a participant recognize any taxable income upon exercise of an ISO. However, the excess of the fair market value of the common shares on the date of exercise over the option price will be a tax preference item that could create a liability under the alternative minimum tax. If a participant disposes of the common shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the ‘‘holding period’’), the gain (i.e., the excess of the proceeds received from sale over the option price paid), if any, will be long-term capital gain eligible for favorable federal income tax rates. If the participant disposes of the common shares prior to the end of the holding period, the disposition will be a ‘‘disqualifying disposition,’’ and the participant will recognize ordinary taxable income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the fair market value of the common shares on the date of exercise or (ii) the amount received for the common shares over the option price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending upon how long the common shares were held by the participant prior to disposition. The Company is not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income from a disqualifying disposition, in which case the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary taxable income.

Stock Appreciation Rights.    There will be no U.S. federal income tax consequences to the participant or the Company upon the grant of stock appreciation rights under the Amended SIP. Upon the exercise of a stock appreciation right, the recipient will realize ordinary taxable income equal to the aggregate amount received (i.e., the increase in the fair market value of one share of the Company’s common stock from the date of grant of the stock appreciation right to the date of exercise multiplied by the number of stock appreciation rights exercised) and the Company will be allowed a corresponding deduction. Payroll taxes are required to be withheld from the participant on the amount of ordinary taxable income recognized by the participant.

Restricted Stock.    Except as described below, a participant generally will not recognize taxable income on the date of an award of restricted stock, but instead will recognize taxable ordinary income on the fair market value of any restricted stock as of the date that the restricted stock is no longer subject to a substantial risk of forfeiture. The Company will be entitled to a corresponding deduction at such time in an amount equal to the ordinary taxable income recognized by the participant. Payroll taxes are required to be withheld from the participant on the amount of ordinary taxable income recognized by the participant. If, however, the participant, within thirty days after receipt of shares of restricted stock, files an election under Section 83(b) of the Code, a participant will recognize ordinary income in an amount equal to the aggregate fair market value of the restricted stock received on the date received and the Company will be entitled to a corresponding deduction at such time in an amount equal to the ordinary income recognized by the participant. Upon disposition of such restricted stock, the participant will generally recognize a long-term or short-term capital gain or loss, depending on how long the shares were held.

Restricted Stock Units.    A participant generally will not recognize taxable income upon an award of restricted stock units, and the Company will not be entitled to a deduction, until settlement of such restricted stock units. Upon settlement, the participant will recognize ordinary taxable income in an amount equal to the sum of the fair market value of any common stock and cash received, and the Company will be entitled to a corresponding deduction in the same amount. Payroll taxes are required to be withheld from the participant on the amount of ordinary taxable income recognized by the participant.

Other Stock-Based Awards.    A participant generally will not recognize taxable income upon the grant of other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and settlement is made, any cash received and the fair market value of any common stock received will constitute ordinary taxable income to the participant. The Company will be entitled to a corresponding deduction in the same amount at such time. Payroll taxes are required to be withheld from the participant on the amount paid to the participant.

Code Section 162(m). With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1 million paid to ‘‘covered employees.’’ Compensation paid to covered employees is not subject to the deduction limitation, however, if it is considered ‘‘qualified performance-based compensation’’ within the meaning of Section 162(m) of the Code. If shareholders approve the Amended SIP, the Company believes that all stock options and certain other stock-based awards granted to covered employees under the Amended SIP could be eligible to meet the requirements of qualified performance-based compensation and therefore would not be subject to the deduction limitation under Section 162(m) of the Code.

Code Section 409A.    To the extent that any awards or payments under the Amended SIP result in the deferral of compensation for purposes of Section 409A of the Code, the Amended SIP has been designed with the intent to satisfy the requirements of Code Section 409A with respect to such deferred compensation. In the event, however, that the Amended SIP fails to meet the requirements of Section 409A of the Code with respect to a particular award or payment to a participant under the Amended SIP, Code Section 409A requires that all of the participant’s deferred compensation under the Amended SIP will immediately be includible in the participant’s gross income, and, regardless of the circumstances leading to the Amended SIP’s failure to meet those requirements, the participant will be subject to a 20-percent additional tax and an interest penalty at the underpayment rate used by the Internal Revenue Service plus one percent for the period beginning with the date of deferral.

Required Vote.    Approval of the Amended SIP requires the affirmative vote of a majority of the votes cast with respect to the proposal.

NALCO HOLDING COMPANY 2004 STOCK INCENTIVE PLAN AWARDS IN 2006

Name	Position	Dollar Value(1)	Number of Equity Awards Granted (2)	Value of Options(3)	Number of Options Granted (7)
William H. Joyce(4)	Chief Executive Officer	—	—	—	—
Bradley J. Bell(4)	Executive Vice President, Chief Financial Officer & Treasurer	—	—	—	—
William J. Roe(4)	Executive Vice President, Chief Operating Officer, President I&IS Division	—	—	—	—
John Gigerich	Vice President, Administration	$148,478.22	7,257	$366,324.00	20,580
Gregory Nelson	Group VP, President, Services & Equipment	$431,030.82	21,067	$337,630.40	18,968
Philippe Creteur(5)	Former Employee	—	—	—	—
Mark Irwin(6)	Former Employee	—	—	—	—
Executive Group		$1,676,328.72	81,932	$1,649,330.20	92,659
Non-Executive Director Group		$600,705.60	29,360	$0	0
Non-Executive Employee Group		$5,976,140.94	292,089	$1,054,899.20	59,264

1.	Dollar value based on $20.46, the fair market value of Nalco Holding Company stock on 12/29/2006.
2.	Performance shares are subject to vesting and timing conditions, some of which have already been determined not to have been met.
3.	Strike Price for options is $17.80
4.	Did not participate.
5.	Mr. Creteur left the Company in 2006.
6.	Mr. Irwin left the Company in 2006.
7.	Options are subject to vesting and timing conditions.

STOCK OWNERSHIP INFORMATION

Who are the Company’s largest shareholders?

•	The following table and accompanying footnotes show information regarding the beneficial ownership of the Company’s common stock as of March 16, 2007 (based on 144,355,802 outstanding shares):

•	Each person who is known by the Company to own beneficially more than 5% of the Company’s common stock;

•	Each member of the Board of Directors and each of the Company’s named executive officers; and

•	All members of the Board of Directors and the Company’s executive officers as a group.

Name of Beneficial Owner	Number	Percent
Dr. William H. Joyce(1)	3,667,532	2.5%
William J. Roe(1)	562,810	*
Bradley J. Bell(1)	485,507	*
Gregory Nelson(1)	2,481	*
John Gigerich(1)	30,000	*
Philippe Creteur(1)	198,760	*
Mark Irwin(1)	131,813	*
Sanjeev K. Mehra(2)	2,000	*
Joshua J. Harris(3)	2,000	*
Chinh E. Chu(4)	0	*
Paul H. O’Neill(5)	5,000	*
Douglas A. Pertz(6)	2,000	*
Daniel S. Sanders(7)	10,000	*
Richard B. Marchese(8)	2,000	*
Rodney F. Chase(9)	2,000	*
All directors and officers as a group (15 persons)	5,103,903	3.5%
Ziff Asset Management, L.P(10)	7,437,670	5.2%
Arnhold & S. Bleichroeder Advisers Inc.(11)	10,147,083	7.0%
Glenview Capital Management, LLC(12)	13,795,367	9.6%

*	Less than 1%
(1)	Reflects beneficial ownership of shares of common stock of Nalco Holding Company of Dr. Joyce, Mr. Roe, Mr. Bell, Mr. Nelson, Mr. Gigerich, Mr. Creteur and Mr. Irwin as a result of their ownership of shares in Nalco Holding Company and, in the case of Dr. Joyce, Mr. Roe and Mr. Bell, their ownership of vested class B units, vested class C units and vested class D units of Nalco LLC and additional shares purchased directly by Dr. Joyce. The address for each of Dr. Joyce, Mr. Roe, Mr. Bell, Mr. Nelson and Mr. Gigerich is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198. Mr. Creteur and Mr. Irwin left the Company in 2006. In addition, each of Dr. Joyce, Mr. Roe, and Mr. Bell are the owners of unvested class B units, unvested class C units and unvested class D units of Nalco LLC, which they purchased through the Nalco LLC Unit Plan. The unvested class B units, unvested class C units and unvested class D units do not currently entitle the holders to any dividend payments or any rights upon liquidation or dissolution of Nalco LLC (other than a return of their purchase price) but may in the future entitle them to certain interests in the profits of Nalco LLC and may be convertible into shares of the Company as described on pages 43-45, in the event certain time periods expire, certain performance thresholds are met and the individuals’ employments with the Company continues. The unvested units in Nalco LLC are not reflected in this table.
(2)	Mr. Mehra received 2,000 shares of the Company’s stock that were transferred to Goldman Sachs & Co. Mr. Mehra is a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area. Mr. Mehra disclaims beneficial ownership of the shares beneficially owned or controlled by The Goldman Sachs Group, Inc. The address for Mr. Mehra is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.
(3)	Mr. Harris is a founding partner of Apollo Management, L.P. The address for Mr. Harris is c/o Apollo Management V, L.P., 9 West 57th Street, New York, New York 10019.
(4)	Mr. Chu is a Senior Managing Director of The Blackstone Group. The address for Mr. Chu is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.
(5)	The address of Mr. O’Neill is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(6)	The address of Mr. Pertz is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.

(7)	The address of Mr. Sanders is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(8)	The address of Mr. Marchese is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(9)	The address of Mr. Chase is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.
(10)	On February 12, 2007, Ziff Asset Management L.P. (‘‘Ziff’’) reported beneficial ownership of 7,437,670 shares of the Company’s common stock as of December 31, 2006 on Schedule 13G/A. This filing indicated shared voting and disposition power over all 7,437,670 shares reported. The address of Ziff is 283 Greenwich Avenue, Greenwich, CT 06830.
(11)	On February 2, 2007, Arnhold & S. Bleichroeder Advisers, LLC (‘‘Bleichroeder’’) reported beneficial ownership of 10,147,083 shares of the Company’s common stock as of December 31, 2006 on Schedule 13G/A. This filing indicated sole voting and disposition power over all 10,147,083 shares reported. The address of Bleichroeder is 1345 Avenue of the Americas, New York, NY 10105.
(12)	Represents 13,795,367 shares as of December 31, 2006, beneficially held by Glenview Capital Management, LLC (‘‘Glenview’’), Glenview Capital GP, LLC (‘‘Glenview GP’’), and Lawrence M. Robbins, and includes 7,868,567 shares beneficially held by Glenview Capital Master Fund, Ltd as reported on Schedule 13G/A filed on February 14, 2007. The filing indicated shared voting power and shared disposition power for all shares. The address of the principal business office of each of Glenview, Glenview Capital GP and Mr. Robbins is 767 Fifth Avenue, 44th Floor, New York, New York 10153 and of Glenview Capital Master Fund Ltd. is Harbour Centre, North Church Street, P.O. Box 8966T, George Town, Grand Cayman, Cayman Islands, British West Indies.

The Company’s non-management Directors each received an award of 2,707 restricted stock units on February 15, 2007. These grants were not made to Mr. Chu, Mr. Harris and Mr. Mehra who will be resigning from the Board immediately prior to this year’s annual meeting. These restricted stock units are not reflected in the Stock Ownership Table. On January 1, 2007, the award of 2,000 restricted stock units granted on February 18, 2005 vested and the non-management Directors received 2,000 shares of the Company’s stock which are reflected in the Stock Ownership Table except the 2,000 shares granted to Mr. Chu which were transferred to The Blackstone Group and subsequently sold.

How much Nalco common stock is owned by the Directors and executive officers?

This above table shows the beneficial ownership of Nalco common stock as of March 16, 2007 by

•	each of the Company’s continuing Directors and nominees for election as Directors,

•	each of the executive officers named in the summary compensation table on page 48, and

•	all Directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, executive officers and persons who own more than 10% of the outstanding shares of Nalco common stock to file with the SEC reports of their ownership and changes in their ownership of the Company’s common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To the Company’s knowledge, all Section 16(a) filing requirements were met during 2006, with the exception of reports on Form 4 for the grant of stock options on June 28, 2006 for each of Mr. Gigerich, Mr. Jung, Mr. Nelson, Mrs. Manupella and Mr. Mason and stock options and restricted shares granted to Mr. Yimoyines which were inadvertently filed on July 12, 2006.

NAMED EXECUTIVE OFFICERS

Who are the Company’s named executive officers?

Dr. William H. Joyce became the Chairman of the Board and Chief Executive Officer of Nalco Company in November 2003. Dr. Joyce was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001. Dr. Joyce was Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he was Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 from President Clinton and the Plastics Academy’s Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. In 2003, Dr. Joyce received the Society of Chemical Industry Perkin Medal Award. Dr. Joyce has been a director of El Paso Corporation since May 2004, a director and member of the audit committee of CVS Corporation since April 1994, and he was formerly a director of Celanese Corporation. He is a Trustee of the Universities Research Association, Inc. Dr. Joyce has served as Chairman of the Board of the Society of Plastics Industry and on the board of directors and executive committee of the American Chemistry Council. He has served as Co-Chairman of the Government University-Industry Research Roundtable of the National Academies.

William J. Roe is the Company’s Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services Division. Mr. Roe has served as Chief Operating Officer since 2001 and as Executive Vice President, Industrial and Institutional Services Division, since November 2003. Prior to that, in 1999, Mr. Roe was elected Group Vice President and President of the Pacific and Process Divisions. In 1998, Mr. Roe served as Vice President and President of the Process Division. He was named District Manager for the Mining and Mineral Processing Chemicals Group in 1989, Marketing Manager in 1991 and promoted to General Manager in 1994. Mr. Roe joined the Company in 1978 as an Assistant Chemist in Research. Mr. Roe was promoted to Chemist in 1979, Senior Chemist and Group Leader in 1981 and to Technical Director in 1985.

Bradley J. Bell has been the Company’s Executive Vice President and Chief Financial Officer since joining the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company, a $6 billion global specialty chemicals manufacturer. There, Mr. Bell played an active role in the company’s strategic portfolio review, including substantial acquisitions, divestitures, and development and implementation of post-transaction cost-elimination programs exceeding $500 million. Prior to that, Mr. Bell served as Vice President and Treasurer of both the Whirlpool Corporation, from 1987 to 1997, and the Bundy Corporation, from 1980 to 1987. Mr. Bell is a director and chairman of the audit committee of IDEX Corporation and a director and chairman of the audit committee of Compass Minerals International, Inc.

John L. Gigerich is the Company’s Vice President, Administration, joining the Company in July 2004. Between 2000 and June 2004, Mr. Gigerich was an independent consultant to major companies for information technology, procurement and logistics projects. From 1993 through 1999, Mr. Gigerich was Vice President for Union Carbide Corporation, managing its information technology, procurement, and product distribution. Before that Mr. Gigerich spent 28 years in the banking industry. He is a Certified Public Accountant.

Gregory N. Nelson is the Company’s Group Vice President, President, Services & Equipment and Managing Director, European Operations. He joined Nalco in January 2005 as President, Alternate Channels and Global Services. Prior to joining Nalco, Mr. Nelson was Chief Procurement Officer and Vice President for Supply Chain at Sun Chemical from 2003 to 2004 and Vice President for Global Procurement at Dow Chemical and Union Carbide from 1997 to 2003. Mr. Nelson started his career at ExxonMobil Chemical Company in 1977 as an engineer and held several positions in manufacturing, logistics and strategic business planning until 1997.

COMPENSATION DISCUSSION AND ANALYSIS

I. Introduction and Corporate Governance

The Compensation Committee and its Duties.    The Board has formed a Compensation Committee and authorized it to address the Company’s executive compensation plans and practices. A copy of the Amended and Restated Compensation Committee Charter is attached to this Proxy as Annex B and may also be found on the Corporate Governance page of the Company’s Web site: www.nalco.com. The Compensation Committee reviews its Charter on an annual basis and updates the Charter as required.

The Compensation Committee is comprised of no fewer than three board members. The Compensation Committee members are appointed by the Board after the review and recommendation of the Company’s Nominating and Corporate Governance Committee.

The Compensation Committee meets periodically under the direction of a Board appointed Chairperson. The Compensation Committee’s regular annual meeting schedule is set no later than three months before the end of the preceding year; the Compensation Committee also periodically schedules special meetings and acts by written resolution on matters requiring attention between regularly scheduled meetings. The Company’s Chief Executive Officer, Vice President of Human Resources and Corporate Secretary regularly attend meetings of the Compensation Committee, and the Corporate Secretary takes and maintains minutes from such meetings. Other members of management also attend as required. Management periodically engages outside human resources, legal, accounting and executive compensation consultants to assist the activities of the Compensation Committee, and the Compensation Committee also has the authority to directly retain such consultants to assist its activities. The Compensation Committee meets periodically in executive session, including, as necessary, to address personnel issues impacting executive officers of the Company and its subsidiaries.

The Compensation Committee Chairperson is responsible for setting the agenda for the Committee’s meetings; management frequently makes recommendations to the Chairman as to matters that are appropriate for consideration by the Compensation Committee. The Compensation Committee also conducts an annual self-evaluation of its performance. The results of such self-evaluation are reviewed by the Nominating and Corporate Governance Committee and reported back to the full Board of Directors.

The primary purposes of the Compensation Committee are to review and approve compensation, incentive and equity-based plans for the Company and its subsidiaries, and to establish and approve compensation packages for the Chief Executive Officer, other officers of the Company and other persons who report directly to the Chief Executive Officer, including officers whose compensation is disclosed in the Company’s proxy statement. Under its charter, the Compensation Committee is responsible for performing the following specific functions:

1.	The Compensation Committee reviews and recommends to the Board the total compensation for Directors and sets the amount of capital stock in the Company that should be held by Directors.

2.	The Compensation Committee establishes the total compensation packages provided to the Chief Executive Officer, other officers, including, without limitation, officers whose compensation is disclosed in the Company’s proxy statement, and other persons who report directly to the Chief Executive Officer. Specifically as to the Chief Executive Officer, the Compensation Committee will review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and based on such evaluation, review and approve the annual salary, bonus, stock option and other benefits, direct and indirect, of the Chief Executive Officer.

3.	The Compensation Committee reviews and approves any employment agreements, severance agreements or change of control agreements with the Chief Executive Officer, other officers and other persons reporting to the Chief Executive Officer.

4.	The Compensation Committee reviews and approves the design of the benefit plans that pertain to Directors, the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer, including oversight of Rule 162(m) plans and awards granted thereunder.

5.	The Compensation Committee periodically reviews succession plans of the Chief Executive Officer of the Company and its subsidiaries and screens and recommends to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Compensation Committee.

6.	The Compensation Committee reviews and recommends to the Board the creation and/or revision of compensation plans, incentive compensation plans and equity based plans and oversees the activities of the individuals responsible for administering the plans. The Compensation Committee reviews and approves all equity compensation plans of the Company and its subsidiaries that are not otherwise subject to the approval of the Company’s shareholders. In determining long-term incentive compensation the Compensation Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers and other officers at comparable companies and the awards given to the Chief Executive Officer and other executive officers in past years.

7.	The Compensation Committee oversees compliance with the applicable compensation reporting requirements of the SEC (including this Compensation Discussion and Analysis (‘‘CD&A’’) and the Compensation Committee Report).

8.	The Compensation Committee obtains through discussions with management of the Company and its subsidiaries a general understanding of compensation design throughout the Company and its subsidiaries.

9.	The Compensation Committee administers all plans that require ‘‘disinterested administration’’ under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, including all stock option, restricted stock and deferred stock plans.

10.	The Compensation Committee appoints members of Nalco Company’s Employee Benefit Plan Investment Committee (EBPIC) and the Employee Benefit Plan Administration Committee (EBPAC) and monitors that both Committees are actually conducting their assigned functions.

11.	The Compensation Committee approves the establishment, amendment and termination of all retirement plans of the Company and its subsidiaries.

12.	The Compensation Committee approves the appointment and removal of trustees and investment managers for pension fund assets.

13.	The Compensation Committee retains consultants, from time to time, to advise the Committee on executive compensation practices and policies and assist in the evaluation of the Chief Executive Officer and executive compensation. This authority includes the sole authority to terminate the consultants and approve the consultants’ fees and other retention terms.

The Compensation Committee does not have the authority to delegate these listed duties. The Company’s management will often provide information or make recommendations to the Compensation Committee relating to the duties listed above, including recommendations relating to the compensation, incentives and benefits of the Company’s officers. Similarly, as mentioned above, the Compensation Committee or the Company’s management will give assignments to outside human resources or compensation consultants to assist in the development of compensation plans and policies or provide information relating to such plans and policies. In each instance where such recommendation or information from either the Company’s management or outside consultant relates to the duties listed above, the Compensation Committee has exclusive authority to act on such recommendation or information.

The Membership of the Compensation Committee.    Currently, the Compensation Committee is composed of four members of the Board. The Chairman of the Compensation Committee is Mr. Paul H. O’Neill, and its members are Mr. Rodney F. Chase, Mr. Douglas A. Pertz and Mr. Daniel S. Sanders. As described on page 9, each of the current members of the Compensation Committee has been determined to be independent by the Board. Also, each of the current members of the Compensation Committee is an ‘‘outside director’’ within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’).

At the beginning of 2006, our Compensation Committee included its four current members and also included Board members Mr. Chinh E. Chu, Mr. Joshua J. Harris and Mr. Sanjeev K. Mehra. The Board has never made a determination as to whether Mr. Chu, Mr. Harris and Mr. Mehra qualify as independent members, and the Company has been treating them as non-independent for purposes of the regulations of the New York Stock Exchange (the ‘‘NYSE Regulations’’). Mr. Chu, Mr. Harris and Mr. Mehra resigned their positions on our Compensation Committee in August, 2006, before the one year anniversary of the Company losing it status as a ‘‘Controlled Company’’ under the NYSE Regulations. No other individuals served on our Compensation Committee during 2006.

None of the individuals who served on our Compensation Committee during 2006 was an officer of the Company or has been an officer of the Company in the past. None of the executive officers of our Company served as a member of a compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of our Company served as a member of the compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Significant Activities of the Compensation Committee During 2006 and the First Quarter of 2007. During 2006, the Compensation Committee conducted seven meetings and conducted two executive sessions during those meetings. The Compensation Committee also conducted meetings on February 2, 2007 and February 15, 2007. The Company’s management engaged the services of Hewitt Associates LLC and Exequity LLP for certain consulting services relating to human resources and executive compensation matters during this period. Among other things, these consultants assisted the formulation of the first year of regular long-term equity incentive awards under the Company’s 2004 Stock Incentive Plan (‘‘Long-Term Equity Incentive Awards’’) and the Company’s compliance with required compensation disclosures. The Company’s management also engages these consultants on a periodic basis, to assist in making necessary disclosures, preparation of plan documents and the evaluation of the funded status of the Company’s pension plans. Management and EBPIC have also retained SEI Investments Co. to assist in investment management decisions relating to the assets and administration of the Company’s retirement plans. Management also periodically consults with the Company’s outside auditors, Ernst & Young, LLP, concerning the accounting impacts of compensation decisions.

Among other compensation activities during 2006, at the Company’s Annual Shareholders’ Meeting, as described in our 2006 Proxy, the Company’s shareholders approved amendments to its Management Incentive Plan. The amendments related only to changes to permit such plan to meet the requirements of Section 162(m) and 409(A) of the Code. As described on page 23, the Company is seeking approval of its shareholders at the 2007 Annual Meeting of Shareholders to amend the Nalco Holding Company 2004 Stock Incentive Plan (the ‘‘2004 SIP’’) as necessary to meet the requirements of Sections 162(m) and 409(A) of the Code and to clarify that the Company does not have the authority to change the strike price on previously granted stock options.

During 2006, the Compensation Committee developed and approved Long-Term Equity Incentive Awards under the 2004 SIP for certain management level employees, and also approved transition grants of performance shares for those employees who were former participants in our now-terminated Long-Term Cash Incentive Plan. The Compensation Committee set the following ranges of performance for these Long-Term Equity Incentive Awards: For the first year, the 80% target: adjusted EBITDA of $660 million, real revenue growth of 4% and cost reductions of $75 million, the 100% target: adjusted EBITDA of $675 million, real revenue growth of 5% and cost reductions of $87.5 million, the 120% target: adjusted EBITDA of $693 million, 6% real revenue growth and $100 million in cost reductions and the 150% target: $712.5 million, 7% real revenue growth and $118.5 million in cost reductions. For the second year, the 80% target: adjusted EBITDA of $690 million, real revenue growth of 4% and cost reductions of $75 million, the 100% target: adjusted EBITDA of $722 million, real revenue growth of 5% and cost reductions of $87.5 million, the 120% target: adjusted EBITDA of $757 million, 6% real revenue growth and $100 million in cost reductions and the 150% target: $781 million, 7% real revenue growth and $118.5 million in cost reductions. The plan would weight adjusted EBITDA at 50% and each of real revenue growth and cost reductions at 25% and would also require continued employment for a third year as a condition of an award. Some of the officers whose compensation is reported in this proxy statement participate in these grants. The Compensation Committee also set the Management Incentive Plan adjusted EBITDA targets for 2006: 40% target at adjusted EBITDA of $635 million, 100% target at adjusted EBITDA of $675 million and 200% target at adjusted EBITDA of $740 million.

Also during 2006, the Compensation Committee approved the following changes to non-management director compensation (reported in our 2006 Proxy): (a) $45,000 annual retainer paid in equal quarterly installments, (b) $1,500 for each attended Board or Committee meeting, (c) the Chairperson of the Audit Committee receives an additional annual payment of $10,500 paid in equal quarterly installments, (d) the Chairperson of each of the other Committees receives an additional annual payment of $6,000 paid in equal quarterly installments, and (e) equity compensation with an annual target value of $65,000. Pursuant to the 2004 SIP, each of the non-management directors received 2,000 restricted stock units in 2005 and 3,670 restricted stock units on February 15, 2006. On February 15, 2007, the Compensation Committee approved the grant of 2,707 restricted stock units to each director. The restricted stock units granted to non-management directors convert into shares of the Company if the director continues in his role on the first day of the second year after the grant.

During 2006, the Compensation Committee addressed all matters regarding the compensation packages for the Chief Executive Officer and the officers and other persons reporting to the Chief Executive Officer. The Compensation Committee reviewed the 2005 performance targets and determined that there would be no payout in 2006 under the Company’s Management Incentive Plan and Long Term Cash Incentive Plan. The Compensation Committee also performed its other periodic activities, including review of succession planning and self-evaluation.

The Company’s senior managers who purchased B, C and D Units under the Nalco LLC 2004 Unit Plan do not currently participate in the Company’s Long-Term Equity Incentive Awards under the 2004 SIP. The Compensation Committee has determined that in the event any participant in the Nalco LLC 2004 Unit Plan has received a promotion since his or her investment in the Nalco LLC 2004 Unit Plan on June 30, 2004, and such promotion would take such participant to a position with a larger long-term incentive component, such participant will be permitted to receive an incremental award under the 2004 SIP which would permit a total long-term equity incentive appropriate for the rank of the new position.

During 2006, the Compensation Committee also implemented a procedure for the grant of annual cash and long-term equity incentives. At the Compensation Committee’s first regular meeting during a year, typically at the beginning of February, the Committee will review the performance of the Company during the preceding year against the performance base levels of such year under the annual and long-term incentive plans. At the second meeting of the year, typically in mid-February, the Compensation Committee will set the base levels for that year’s annual and long-term incentive plans and will approve proposed grants in the Long-Term Equity Incentive Awards for that year. The closing date stock price for the date of this approval will be used in setting strike prices for options or value for restricted shares. The dates of these first two meetings will have been scheduled by the Compensation Committee no later than September 30 of the preceding year. In the event that such meeting falls during a period in which management is precluded from trading our Company’s shares or there is otherwise material information which is not publicly available, such meeting will be re-scheduled in one week delayed increments, until the meeting falls on a date where all material information has been publicly disclosed and such trading restriction is lifted. Similarly, ad hoc equity grants will only be made on the fifth business day of the month following the date of employment and any such grants will reflect the closing stock price for that date. The Compensation Committee believes this procedure will best assure that equity grants are set objectively, at a time of full public information, thereby assuring that incentive compensation received by participants is solely a function of the Company’s favorable performance.

During the first quarter of 2007, the Compensation Committee has taken the following actions: (a) Salary Adjustments. The Compensation Committee reviewed salary adjustments for the Chief Executive Officer and those individuals reporting to him, including, without limitation, officers whose compensation is disclosed in the Company’s proxy statement. (b) Management Incentive Plan — 2006. The Compensation Committee determined that the Company and its subsidiaries exceeded the adjusted EBITDA base level in its Management Incentive Plan and determined that the payout under this Plan will be at $23.3M, above the original plan amount of $15.8M, due to the Company’s revenues and earnings performance exceeding the performance of peer companies and the Company’s particularly strong performance and efforts during the second half of 2006. The Compensation Committee further determined that with this payout, the average payout during the past three years was at 106% of target payout under the Management Incentive Plan. (c) Profit Sharing and Savings Plan — 2006. The Compensation Committee determined that earnings performance triggered a 6.15% contribution to the US Profit Sharing and Savings Plan. (d) Long-Term Equity Incentive Awards — 2006. The Compensation Committee determined that under the Long-Term Equity Incentive Plans the Company’s performance would justify payments at 53% of target due to the Company exceeding its target adjusted EBITDA, but not reaching threshold real revenue growth levels or threshold levels for cost reductions. (e) Management Incentive Plan — 2007. The Compensation Committee also set adjusted EBITDA targets under the Management Incentive Plan, with the opportunity for further adjustment if the Company’s relative earnings performance does not exceed the earnings performance of two-thirds of comparative companies and if the Company does not meet cost reduction objectives. (f) Long-Term Equity Incentive Awards — 2007. The Compensation Committee set targets for the 2007-09 cycle of Long-Term Equity Incentive Awards based on adjusted EBITDA, real revenue growth and cost reductions for each of the first two years of the cycle. These awards also require that the participant continue to be employed at the end of 2009 before an award will be earned.

II. Objectives of Compensation Programs

Compensation Philosophies of the Company.    As an overall philosophy, the Company and the Compensation Committee have a goal of providing competitive compensation programs that support the Company’s business strategies by attracting, retaining and developing individuals with the necessary talent and experience levels and to reward such individuals, through performance-based variable pay and recognition programs. In making compensation decisions, the Company looks at companies that are comparable to it in size and compete with the Company for talent, considering both industry and geography (the ‘‘Relevant Market’’). The overriding goals of the compensation program are to be competitive, performance-based, cost effective, globally consistent and legally compliant. The Company endeavors to set compensation levels at a 50th percentile target of peer companies, but will make exceptions as warranted by an individual’s talents. Compensation decisions are made objectively based on market-available information. The Compensation Committee further requires that compensation programs promote safety in the workplace and ethical business practices.

In setting compensation packages and programs, the Company also looks at the mix between fixed and variable compensation, and long-term versus short-term compensation. For the variable or incentive compensation, the Company looks at Relevant Market data for the subject job grouping and the internal hierarchy of jobs. The Company’s accent on performance-based compensation causes it to emphasize variable compensation within parameters and ranges that are deduced from the Relevant Market data. Relevant Market data and internal hierarchical information are also used when setting allocations to long-term compensation, with an additional emphasis given to long-term compensation for those jobs which tend to have a longer term impact on the Company and its performance. The Compensation Committee has the discretion to factor the success of previous long-term cycles into pending long-term awards, but as the Company has only recently reinstated equity compensation programs, such issues have not yet been faced.

For certain executive or officer level jobs, the Company also considers Relevant Market data concerning post-termination compensation plans or agreements. The Company evaluates the need for such agreements to attract appropriate talent, and includes in any such arrangement post-employment covenants protecting the Company’s confidential information, trade secrets, and, where appropriate, competitive position.

The Company and the Compensation Committee also consider the following functions of each pay component when developing compensation plans and programs:

Base Salary: to attract and retain, to recognize immediate contributions, to provide financial stability, to reward for performance;

Benefits, Retirement and Pension Programs: to attract and retain, to address basic security needs;

Short-Term Incentives: to attract and retain, to focus on short-term performance criteria such as operating results and efficiency, to pay for performance, to create shareholder value;

Long-Term Incentives: to attract and retain over long-term, to focus on long-term performance and shareholder value, to pay for long-term results and to focus on safety in the workplace and ethical business practices; and

Perquisites: provided only when job-related or market-driven, to attract and retain; perquisites to be avoided if ‘‘one-off’’ and if not connected to job performance.

III. Compensation Plans and Programs

Applying these philosophies and objectives, the Company has developed the following executive compensation plans and programs which are adjusted as necessary for jurisdictional requirements, legal requirements and the above-described Relevant Market conditions:

Base Salary.    The Company establishes base salary market value points (‘‘MVPs’’) for each job position or job grouping, based on the Relevant Market analysis described above. Base salaries are offered in ranges of plus or minus 20% around the MVPs. Annual adjustments of base salary generally occur at the end of the first quarter, after performance evaluations for employees have been completed, and such adjustments reflect individual performance and regional business considerations. The Company endeavors to maintain base salaries within the designated ranges as it is making adjustments to base salaries.

Benefits.    The Company provides employee-wide medical, certain disability benefits, dental, life insurance, car allowances and post-retirement medical and life insurance unless otherwise prohibited by local or statutory regulations.

Retirement Income Plan.    The Retirement Income Plan is a noncontributory, defined-benefit plan that covers approximately 1,700 US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). Effective January 1, 2003, the Plan was amended and restated to freeze participation in the Plan, to freeze any future benefit accruals for nonvested participants under the traditional provisions of the Plan, to reduce the rate of future benefit accruals for vested participants under the traditional provisions of the Plan and to cease any future pay credits for the Plan’s Personal Retirement Account Program (PRAP) participants. A Supplemental Plan covers contributions that exceed qualification levels.

Profit Sharing and Savings Plan.    The Profit Sharing and Savings Plan covers substantially all US employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). The plan is a combined 401(k) savings plan and profit sharing plan. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees are eligible to participate in the 401(k) savings and voluntary after-tax portions of the plan upon date of hire. In order to receive a share of the employer profit sharing contribution, the employee must be employed on December 31 of the calendar year for which the contribution is made provided the employee worked 1,000 hours in the year. Employer matching contributions for participants that are fully vested under the traditional provisions of the Nalco Company Retirement Income Plan shall be equal to 50% of the participant’s deferral contribution not in excess of 4% of earnings. Employer matching contributions for all other plan participants shall be equal to 100% of a participant’s deferral contribution not in excess of 4% of earnings. At the end of the plan year, the companies determine whether a profit sharing contribution will be made to the plan. A Supplemental Plan covers contributions that exceed qualification levels.

Management Incentive Plan (‘‘MIP’’).    The Company offers to designated global management employees the opportunity to earn an annual cash bonus based on the consolidated results of the Company reaching certain thresholds, often measured in earnings performance and growth targets. The target level awards for job positions are derived from a Relevant Market analysis with the goal of paying at the median level among the comparable companies.

Long-Term Equity Incentive Awards under the 2004 SIP.    Before 2006, the Company and its subsidiaries provided long-term cash incentives through the Company’s Long Term Cash Incentive Plan (‘‘LTCIP’’). Similar to the MIP, the LTCIP set performance-based goals, often earnings and growth targets, over a three-year cycle, and payments were made based on achieving such targets. The last three-year award cycle under the LTCIP was granted in 2003 and expired at the end of 2005.

Beginning in 2006, the Company changed its method of providing long-term incentive compensation from cash awards to equity awards. The Company sets target level long-term incentive compensation awards for those job positions that have significant influence on the long-term results of the Company and which jobs typically receive such long-term compensation based on the Relevant Market data. Similarly, the levels of such awards are derived from Relevant Market data for positions with comparable responsibilities.

Long-Term Equity Incentive Awards are made under the 2004 SIP, which earmarks up to 7,500,000 of the Company shares to be available to be awarded as restricted shares, phantom shares, options, restricted units or similar equity grants. The Company is seeking shareholder approval of an Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan (‘‘Amended SIP’’) at this year’s annual meeting to meet the performance-based compensation requirements of Section 162(m) and Section 409(A) of the Code and to clarify that the Company does not have the authority to change the strike price on previously granted stock options. This issue is described at page 23 of the proxy and a copy of the Amended SIP is attached to this proxy as Annex A.

On May 4, 2006, the Compensation Committee approved the first three-year cycle grant of Long-Term Equity Incentive Awards under the 2004 SIP (the ‘‘2006 Cycle’’). The largest grouping of award recipients were granted restricted shares in the Company’s stock that are conditioned on the performance of the Company over a two-year period and the participants continued employment during a three-year period (‘‘Performance Shares’’). A participant can earn up to 40% of the 2006 Cycle grant based on the Company reaching designated performance criteria during 2006, an additional 40% of the 2006 Cycle grant based on the Company reaching designated performance criteria during 2007 and the final 20% depending upon the Company’s performance in each of 2006 and 2007 meeting certain minimums. Performance which falls within a designated level would earn 80% of the potential base level and at designated levels above base a participant might receive awards at either 100%, 120% or 150% of target levels. Additionally, a participant must continue to be employed at the end of the 2006 Cycle, December 31, 2008, to earn the award. The Compensation Committee also reserved the unilateral discretion to adjust awards based on the safety, health and environmental performance of the Company.

For a smaller group of individuals, including certain of the officers whose compensation is disclosed in the proxy statement, the Company also granted stock options in addition to the

Performance Shares. Such options will vest in equal installments over four years subject to the participant continuing to be employed on the vesting date or they might vest earlier upon retirement, disability or death.

During 2006, the Compensation Committee also reviewed the impact of the termination of the former long-term cash incentive plan on those individuals who participated in that program. These individuals received no long-term incentive grants during 2004 or 2005, and to permit a transition from the former plan to the new equity plan, the Compensation Committee granted to these individuals performance shares in a one-year cycle (2006) and a two-year cycle (2006-07) subject to the same performance criteria as the 2006 Cycle.

The Compensation Committee has also approved a small number of ad hoc grants for individuals who service in jobs that qualify for long-term equity incentives but who are hired after the completion of the annual grant process.

Severance Agreements.    The Company has executed severance agreements with certain of its officers. The terms of these Agreements were geared to attract individuals to these positions by offering benefits that met those established by Relevant Market data. The severance agreements generally provide that a terminated participant will receive an amount that is a multiple of base salary and bonus at target level under the MIP and a prorated portion of the MIP award during the year of the severance. The specific terms of severance agreements for the named executive officers are described below.

Perquisites.    The Company offers a limited package of perquisites to certain of its senior officers. These perquisites are described in the footnotes to the Summary Compensation Table.

Equity Ownership Policies.    The Company also maintains the following equity ownership policies as a further effort to assure that the compensation for directors and officers coincides with the performance of the Company and its share value:

Director Equity Ownership.    On November 10, 2005, the Board of Directors approved a policy, requiring Directors to hold an amount of equity in Nalco Holding Company equal to three times the Director’s annual cash retainer amount, such equity ownership level to be reached within three years after joining the Board of Directors. This stock ownership policy is reflected in the Company’s Corporate Governance Guidelines.

Management Equity Ownership.    On August 16, 2005, the Board of Directors adopted a policy requiring the Company’s senior executives to own equity in the Company equal to amounts ranging from 1 to 3 times their base compensation (five times for the CEO). These amounts will need to be met over a five-year period.

Nalco LLC 2004 Unit Plan.    Prior to the Company becoming publicly registered in November 2004, its predecessor was owned by the Sponsors through Nalco LLC. Certain of the members of our management invested in units of Nalco LLC as part of the Nalco LLC 2004 Unit Plan on June 30, 2004 (the ‘‘Nalco LLC 2004 Unit Plan’’). The Nalco LLC 2004 Unit Plan was set up by Nalco LLC, and the Nalco LLC 2004 Unit Plan is not a Company plan and is not governed by the Company’s Compensation Committee.

Among others, Dr. William H. Joyce, William J. Roe and Bradley J. Bell participate in the Nalco LLC 2004 Unit Plan. John L. Gigerich also had a participation in this Plan limited to the purchase of class A units. The following is a summary of the material terms of the Nalco LLC 2004 Unit Plan:

General

The Nalco LLC 2004 Unit Plan granted the right to purchase class A units, class B units, class C units and class D units to certain employees, directors or consultants of Nalco LLC or its affiliates, including Nalco Holding Company.

Administration

The Nalco LLC 2004 Unit Plan is administered by the Nalco LLC board of directors or a committee of the Nalco LLC board of directors; it is not administered by the Company.

The Nalco LLC board or a committee of the Nalco LLC board has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the Nalco LLC 2004 Unit Plan, the number and/or class of units to be covered by an award, the purchase price, if any, of such awards, the terms and conditions of any award and under what circumstances awards may be accelerated, settled or cancelled. The Nalco LLC committee or board is authorized, in its discretion, to interpret the Nalco LLC 2004 Unit Plan, to establish, amend and rescind any rules and regulations relating to the Nalco LLC 2004 Unit Plan, to accelerate any conditions on the units and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Nalco LLC board or committee may correct any defect or supply any omission or reconcile any inconsistency in the Nalco LLC 2004 Unit Plan in the manner and to the extent the board or committee deems necessary or desirable.

Amendment and Termination

The Nalco LLC board of directors may amend or terminate the Nalco LLC 2004 Unit Plan at any time, provided that no amendment or termination is permitted that would diminish any rights of a management member in his or her investment without consent. No awards may be made under the Nalco LLC 2004 Unit Plan after the tenth anniversary of the effective date of the plan.

Original Terms of the Nalco LLC Class A Units, Class B Units, Class C Units and Class D Units

The following is a summary of certain of the original terms of the NaIco LLC class A units, class B units, class C units and class D units and restrictions applicable to those units. Class A units have economic characteristics that are similar to those of shares of common stock in a private corporation. Unlike the class B units, class C units and class D units, which are subject to the vesting provisions described below, the class A units are fully vested. Class B units vest in five equal annual installments on each December 31 beginning on December 31, 2004, subject to a management member’s continued service with the Company or its affiliates; provided, that all of the class B units will vest 18 months following a change of control if the holder is employed by the Company on that date. Dr. William H. Joyce’s class B units vest in five annual installments on each October 6 beginning October 6, 2004. Class C units will vest on the 8th anniversary of the date on which they are sold to a manager, subject to the manager’s continued service with the Company and its affiliates. However, the class C units will vest earlier over the next five years, beginning on December 31, 2004, if the Company meets certain EBITDA targets. Even if the Company fails to meet the EBITDA target for a given year, the class C units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class C units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class C units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved. Class D units will vest on the 10th anniversary of the date on which they are sold to a manager, subject to the manager’s continued service with the Company and its affiliates. However, the class D units will vest earlier over the next five years, beginning on December 31, 2004, if the Company meets certain EBITDA targets (stricter than for the C units). Even if the Company fails to meet the EBITDA target for a given year, the class D units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class D units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by the Company on that date. In addition, all of the class D units will vest once the Sponsors cease to own at least 20% of the voting securities of the Company if the EBITDA targets for the year preceding such sell-down are achieved.

Nalco LLC 2004 Unit Plan — Activities During 2006

During 2006, the Sponsors did conduct two sales of shares in the Company and their ownership was decreased to approximately 12.6%. The Nalco LLC board of directors exercised its discretionary right to accelerate vesting of the units and resolved as follows relating to the Nalco LLC 2004 Unit

Plan: (a) C units for 2005 and 2006 vested on December 31, 2006 pursuant to the terms and conditions of the Nalco LLC 2004 Unit Plan, (b) D units for 2005 and 2006 vested on December 31, 2006, subject to a commitment by the participants in the Nalco LLC 2004 Unit Plan that they would refrain from transferring such units or the converted shares in the Company relating to such units for a period of two years from the date of vesting (the ‘‘Two-Year Lock-Up’’), (c) C units and D units for 2007 will vest on December 31, 2007, provided that the participant does not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date, (d) C units and D units for 2008 will vest on December 31, 2008, provided that the participant does not voluntarily terminate his or her employment before that date, subject to a Two-Year Lock-Up from the vesting date. D units are subject to conversion into shares of the Company under the Nalco LLC 2004 Unit Plan at the original conversion rate of approximately 600 D units for each share in the Company.

IV. Elements of Compensation for Named Executive Officers

William H. Joyce.

Nalco LLC entered into an employment agreement with Dr. William H. Joyce in August 2004 to serve as Chief Executive Officer of the predecessor to the Company. The term of the agreement ends on December 31, 2008, unless terminated earlier by Nalco LLC or Dr. Joyce. Dr. Joyce will be entitled to receive a base salary of $1,000,000 as well as 2006 target variable compensation equal to $1,100,000. The actual variable compensation will be determined in accordance with the terms and conditions of the MIP. The employment agreement also confers certain additional rights to Dr. Joyce under the limited liability company operating agreement of Nalco LLC, the management members agreement of Nalco LLC and the registration rights agreement of Nalco LLC.

If Dr. Joyce’s employment is terminated without ‘‘cause’’ (other than due to death or disability) prior to a ‘‘change in control’’ (as such terms are defined in the employment agreement), Dr. Joyce will receive (a) continued payment of his base salary until the earlier of (1) December 31, 2008 or (2) the third anniversary of the date of his termination and (b) a payment equal to one-twelfth of his annual bonus for the last completed year of his employment multiplied by the number of months he is entitled to his continued base salary, payable when such payment would have been made if his employment continued.

Dr. Joyce’s termination of employment following a change in control is governed by a separate agreement which provides that if Dr. Joyce is terminated without cause following a change in control, this agreement will provide that he is entitled to a lump sum payment equal to the severance payments described above and continuation of his welfare benefits for a period through the earlier of (a) December 31, 2008 and (b) the third anniversary of the date of his termination.

Under the terms of the employment agreement, Dr. Joyce may not disclose any confidential information concerning the businesses of Nalco LLC and its subsidiaries, including the Company and its subsidiaries. In addition, during Dr. Joyce’s term of employment and for a period of eighteen months following Dr. Joyce’s termination of employment for any reason, Dr. Joyce may not (a) compete with the Company or its subsidiaries or (b) solicit or hire the Company’s employees or employees of its subsidiaries.

Dr. Joyce has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 SIP.

Under the Nalco LLC 2004 Unit Plan, Dr. Joyce purchased 416,232,066 B units, 416,232,066 C units and 277,488,044 D units. Of these, 60% of the B units have vested, 60% of the C units have vested and 60% of the D units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the Nalco LLC 2004 Unit Plan description. As provided in the Nalco LLC 2004 Unit Plan, Dr. Joyce has converted some or all these Vested Units into shares of the Company and as of December 31, 2006, these Vested Units or the converted shares from these vested units have a net value, after deducting the amounts paid for the Vested Units, of $22,516,314. Dr. Joyce also holds 166,492,827 B units, 166,492,827 C units and 110,995,217 D units that are not yet vested (collectively ‘‘Unvested Units’’). These Unvested Units will be subject to the vesting conditions described above under the description of the Nalco LLC 2004 Unit Plan. The potential net value of the Unvested Units as of December 31, 2006 is $15,010,893, after deducting the amounts paid for the Unvested Units.

Dr. Joyce participates in the Company’s defined contribution benefit plans (the Profit Sharing and Savings Plan), supplemental defined contribution benefit plan and other plans common to all employees. On January 9, 2004, Dr. Joyce entered into an Executive Death Benefit Agreement which permitted a life insurance benefit of 2 times his base salary for a death during his employment and three times his base salary for a death after his employment. In lieu of an increase in his base salary, this Executive Death Benefit Agreement was amended on May 5, 2005, to permit a life insurance benefit of three times base salary for a death during his employment and four times base salary for a death after his employment. The Company also pays for certain tax and financial planning for Dr. Joyce, pays for an apartment and car he uses near the Company’s headquarters and pays for Dr. Joyce to travel from his home in Connecticut to the Company’s headquarters in Illinois.

William J. Roe.

Nalco Company entered into a severance agreement with Mr. Roe effective January 1, 2004. Mr. Roe’s employment may be terminated at will by Mr. Roe or by Nalco Company. If Mr. Roe’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Roe with ‘‘good reason,’’ Mr. Roe will be paid, subject to the execution of a release in favor of Nalco Company, within sixty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year MIP bonus earned but not yet paid, and (c) severance equal to two times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro rata portion of any MIP bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. Additionally, Mr. Roe has the right to continue coverage under Nalco Company’s group medical and dental plans for a 24-month period following Mr. Roe’s termination of employment with us. If Mr. Roe’s employment is terminated without cause prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Roe to elect benefits of early retirement on the first day of the month following his 55th birthday.

Under the terms of the agreement, Mr. Roe may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates and must assign to Nalco Company all inventions conceived or discovered by Mr. Roe during the term of his employment. In addition, during Mr. Roe’s term of employment and for a period of two years thereafter, Mr. Roe may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Roe also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

Mr. Roe has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 SIP.

Under the Nalco LLC 2004 Unit Plan, Mr. Roe purchased 154,687,500 B units, 154,687,500 C units and 103,125,000 D units. Of these, 60% of the B units have vested, 60% of the C units have vested and 60% of the D units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the Nalco LLC 2004 Unit Plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Roe has converted some or all these Vested Units into shares of the Company and as of December 31, 2006, these Vested Units or the converted shares from these Vested Units have a net value of $8,367,917, after deducting the amounts paid for the Vested Units. Mr. Roe also holds 61,875,000 B units, 61,875,000 C units and 41,250,000 D units that have not yet vested (collectively ‘‘Unvested Units’’). These Unvested Units will be subject to the vesting conditions described above under the description of the Nalco LLC 2004 Unit Plan. The potential net value of the Unvested Units as of December 31, 2006 is $5,578,611, after deducting the amounts paid for the Unvested Units.

Mr. Roe participates in the Nalco Company defined benefit plan (Nalco Company Retirement Income Plan), defined contribution (Profit Sharing and Savings Plan), supplemental retirement plans, Executive Death Benefit Plan and other benefit plans common to all employee. The Company also offers Mr. Roe a car allowance and reimbursement of certain tax and financial planning services.

Bradley J. Bell.

Nalco Company has entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance. Under the agreement, if Mr. Bell’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Bell with ‘‘good reason,’’ Mr. Bell will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment.

Under the terms of the agreement, Mr. Bell may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Bell’s term of employment and for a period of two years thereafter, Mr. Bell may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Bell also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

Mr. Bell has not participated in the Company’s Long-Term Equity Incentive Awards under the 2004 SIP.

Under the Nalco LLC 2004 Unit Plan, Mr. Bell purchased 123,750,000 B units, 123,750,000 C units and 82,500,000 D units. Of these, 60% of the B Units have vested, 60% of the C Units have vested and 60% of the D Units have vested (collectively the ‘‘Vested Units’’), subject to certain lock-up rights described above under the Nalco LLC 2004 Unit Plan description. As provided in the Nalco LLC 2004 Unit Plan, Mr. Bell has converted some or all of these Vested Units into shares of the Company and as of December 31, 2006, these Vested Units or the converted shares from these Vested Units have a net value of $6,694,335, after deducting the amounts paid for the Vested Units. Mr. Bell also holds 49,500,000 B units, 49,500,000 C units and 49,500,000 D units that have not yet vested (collectively ‘‘Unvested Units’’). These Unvested Units will be subject to the vesting conditions described above under the description of the Nalco LLC 2004 Unit Plan. The potential net value of the Unvested Units as of December 31, 2006 is $4,462,890, after deducting the amounts paid for the Unvested Units.

Mr. Bell participates in the Nalco Company defined contribution (Profit Sharing and Savings Plan), supplemental defined contribution, Executive Death Benefit Plan and other benefit plans common to all employees. The Company also offers Mr. Bell reimbursement of certain tax and financial planning services.

John L. Gigerich.

Nalco Company entered into a consulting agreement with Mr. Gigerich when he joined in July 2004. Mr. Gigerich will devote his full working time to the Company and its subsidiaries during this term. Mr. Gigerich executed a new Consulting Agreement on July 19, 2006 that extended its term for up to two and one-half years.

Mr. Gigerich agrees that during his consulting agreement and for a two year period thereafter he will not compete, directly or indirectly, with the Company or its subsidiaries and he shall not solicit the employment of any employees of the Company or its subsidiaries. Mr. Gigerich further agrees to hold Company information in confidence and must assign to Nalco Company all inventions conceived or discovered by Mr. Gigerich during the term of his consulting.

Mr. Gigerich participates in the Company’s Long-Term Equity Incentive Awards. Mr. Gigierich received grants of performance shares and stock options in 2006 and his Agreement provides for grants in 2007 and 2008 if it has not been terminated. In the event of a termination of his agreement for reasons other than cause or breach, or should the agreement expire, Mr. Gigerich will be entitled to a pro-rata portion of any grants he received under the Long-Term Equity Incentive Plan.

Mr. Gigerich was permitted the opportunity to purchase only A units in Nalco LLC, but does not participate in Nalco LLC 2004 Unit Plan. He has converted such A Units into shares of the Company’s stock.

Gregory N. Nelson.

Nalco Company entered into a severance agreement with Mr. Nelson effective July 1, 2005. Mr. Nelson’s employment may be terminated at will by Mr. Nelson or by Nalco Company. If Mr. Nelson’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Nelson with ‘‘good reason,’’ Mr. Nelson will be paid, subject to the execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year MIP bonus earned but not yet paid, and (c) severance equal to one and one/half times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro rata portion of any MIP bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. Additionally, Mr. Nelson has the right to continue coverage under Nalco Company’s group medical and dental plans for an 18-month period following Mr. Nelson’s termination of employment.

Under the terms of the agreement, Mr. Nelson may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates and must assign to Nalco Company all inventions conceived or discovered by Mr. Nelson during the term of his employment. In addition, during Mr. Nelson’s term of employment and for a period of two years thereafter, Mr. Nelson may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Nelson also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors. Mr. Nelson must assign to Nalco Company all inventions conceived or discovered by Mr. Nelson during the term of his employment.

Mr. Nelson does not participate in the Nalco LLC 2004 Unit Plan.

On May 6, 2005, Mr. Nelson entered into an agreement, granting him stock options and an executive death benefit. Mr. Nelson also participates in the Company’s Long-Term Equity Incentive Plan and he received grants of performance shares and options in 2006.

Mr. Nelson participates in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution plan, Executive Death Benefit Plan and other benefit plans common to all employees. Mr. Nelson also executed an Expatriate Assignment Agreement on November 15, 2005 that provides for certain benefits associated with his transfer to Europe, including housing allowances, goods and services allowance, language training, furnishings and appliances allowance and relocation expenses and allowances.

Mr. Philippe Creteur.

On June 30, 2006, Mr. Creteur and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Creteur was permitted to continue to participate in the Nalco LLC 2004 Unit Plan on a limited, pro-rata basis for the first nine months of 2006, waiving all other rights under any severance agreement and providing a full release to the Company. Mr. Creteur was also provided $20,050 in cash severance, up to $25,120 for housing and storage, up to $5,000 in tax assistance and continued medical and dental coverage at employee cost through July 31, 2007.

Mr. Mark Irwin.

On July 14, 2006, Mr. Irwin and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Irwin was permitted to continue to participate in the Nalco LLC 2004 Unit Plan on a limited, pro-rata basis for the first nine months of 2006, waiving all other rights under any severance agreement or plan and providing a full release to the Company. Mr. Irwin was also provided $25,000 in outplacement services.

The foregoing Compensation Discussion and Analysis contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Nalco Holding Company
SUMMARY COMPENSATION TABLE — 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. William H. Joyce Chairman and CEO (PEO)	2006	1,000,000	—	54,776	—	1,166,000	—	230,304	2,451,080
Bradley J. Bell EVP, CFO and Treasurer (PFO)	2006	427,450		16,286	—	462,634	—	39,644	946,014
William J. Roe EVP, COO, and President, Industrial and Institutional Services Division	2006	423,700	—	20,357	—	490,840	284,424	37,842	1,257,163
Gregory N. Nelson Group VP, President, Services and Equipment, Managing Director, Europe	2006	259,375	—	62,917	87,387	178,238	—	139,610	727,527
John Gigerich VP, Administration	2006	418,308		5,857	21,710	207,205	—	—	653,080
Phillipe Creteur Former VP	2006	140,350	—	3,713	—	—	1,475	1,135,522	1,281,060
Mark Irwin Former Group VP	2006	193,000	—	3,713	—	—	—	1,029,018	1,225,731

Footnotes to Summary Compensation Table

1.	None of the Named Executive Officers forfeited any Stock or Option Awards during the year, except for Creteur and Irwin who each forfeited 30,275,000 B Units; 33,750,000 C Units and 36,000,000 D Units under the Nalco LLC 2004 Unit Plan.
2.	The assumptions used in determining the values disclosed in the Stock Awards and Option Awards columns are set out in the following notes to the indicated Nalco Holding Company and Subsidiaries’ Consolidated and Combined Financial Statements:

For Stock and Option Awards Granted in FY	Consolidated and Combined Financial Statements	Included with Form 10-K filed:	Note(s)
2006	December 31, 2006	3/1/2007	15
2005	December 31, 2005	3/2/2006	16

For performance share awards that were outstanding at FYE 2006, the Company assumed that these would pay out at 53% of the targeted number of shares, and the amount shown in the Stock Awards column for each NEO that holds a performance share grant reflects this assumption.
3.	All the amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are attributable to the aggregate change in the actuarial present value of each executive’s pension benefit.

4.	Amounts shown in the All Other Compensation column are comprised of the following:

	Perquisite Total Amount	Tax Gross-Ups	Discounted Securities Purchases	Termination or CIC Payment/ Accrual	Company Contributions to Defined Contribution Plans	Dividends or Earnings on Stock or Options Not Reflected in Grant Date FV	Total
Joyce	$160,004	$—	$—	$—	$70,300	$—	$230,304
Bell	$7,073	$—	$—	$—	$32,571	$—	$39,644
Roe	$15,138	$—	$—	$—	$22,704	$—	$37,842
Nelson	$123,658	$—	$—	$—	$15,952	$—	$139,610
Gigerich	$—	$—	$—	$—	$—	$—	$—
Creteur	$107,902	$—	$—	$1,023,698	$3,922	$—	$1,135,522
Irwin	$19,174	$—	$—	$1,002,124	$7,720	$—	$1,029,018

	Perquisites and Personal Benefits for Executives
	Airfare	Auto	Exec. Death Benefit	Financial Planning, Tax & Legal Services	Foreign Service Premium	Goods & Services	Home Leave Expense	Housing Allowance	Relocation	Total
Joyce	$18,815	$18,282	$90,880	$14,807	$—	$—	$—	$17,220	$—	$160,004
Bell	$—	$—	$3,591	$3,482	$—	$—	$—	$—	$—	$7,073
Roe	$—	$12,401	$2,737	$—	$—	$—	$—	$—	$—	$15,138
Nelson	$—	$29,567	$1,323	$—	$—	$45,561	$—	$47,207	$—	$123,658
Gigerich	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Creteur	$—	$24,464	$577	$1,000	$—	$31,814	$7,008	$43,039	$—	$107,902
Irwin	$—	$10,750	$625	$7,799	$—	$—	$—	$—	$—	$19,174

5.	Compensation in the form of perquisites related to international assignments was paid to the following executives in a currency other than the U.S. dollar ($): Nelson and Creteur. In computing the amounts disclosed in the Summary Compensation Table, the Company used the following conversion rate and methodology: the perquisites or all other compensation paid in a foreign currency, was paid in EUROs; in converting these amounts to U.S. dollars ($), the Company used the average exchange rate of EUROs to U.S. dollars during 2006, i.e., €0.802 = U.S. $1.00.
6.	Amounts of Executive Death Benefits are based on market value quotes of the cost of insurance from a third party insurance company for a term life insurance policy based on the life expectancy of each applicable executive officer.

GRANTS OF PLAN BASED AWARDS — 2006

Name	Grant Date	Compen- sation Committee and Board Meeting Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards; Number of Secu- rities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce			440,000	1,100,000	2,200,000
Bell			123,000	307,500	615,000
Roe			133,562	333,905	667,810
Nelson			50,000	125,000	250,000
	6/12/2006	5/4/2006				5,618	7,022		10,533				$118,391
	6/12/2006	5/4/2006									18,968	17.80	$122,913
	6/12/2006	5/4/2006				3,746	4,682		7,023				$78,939
	6/12/2006	5/4/2006				7,490	9,363		14,045				$157,860
Gigerich			56,724	141,809	283,618
	6/12/2006	5/4/2006				5,806	7,257		10,886				$122,353
	6/12/2006	5/4/2006									20,580	17.80	$133,358
Creteur			43,870	109,675	219,350
Irwin			50,000	125,000	250,000

Footnotes to Grants of Plan-Based Awards Table

1.	The following summarizes the material terms of the awards reported above:

Grant Date	Type of Award	NEOs	Description of Material Terms
Not Applicable	NEIP	Joyce, Bell, Roe, Nelson and Gigerich	These NEIP awards represent annual bonus award opportunities granted to the NEOs under the Amended and Restated Management Incentive Program (MIP). The target levels of awards are generally set as a percentage of base salary or salary range midpoint and are based on the benchmarking conducted by the Company and its goal of targeting the 50th percentile of the market data. At its meeting in February 2006, the Compensation Committee determined that the performance criteria would be: adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). Based on the performance achieved during 2006, the awards generally paid out above target, as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Dividends or dividend equivalents are not payable on the NEIP awards.
6/12/2006	Performance Shares	Nelson and Gigerich	The performance share awards were granted as part of the Company’s 2006-2008 Award Cycle of the Performance Share Program. The size of the awards was determined by reviewing competitive market data and a subjective assessment of individual performance. Performance shares will vest at between zero to 150% of the target award amount subject to performance criteria being met in 2006, performance criteria being met in 2007, and with continued employment through the end of 2008. Dividends or dividend equivalents are not payable on the performance shares. The performance-based conditions for these awards are: adjusted EBITDA; cost reductions; and real revenue growth.
6/12/2006	Stock Options	Nelson and Gigerich	The stock options were granted to these NEOs under the Nalco Holding Company 2004 Stock Incentive Plan, and represent the NEOs’ 2006 Stock Option Awards. The size of the stock option awards was determined by reviewing competitive market data and a subjective assessment of individual performance. The stock options vest in substantially equal parts beginning on December 31, 2006, and continuing on each of December 31, 2007, December 31, 2008 and December 31, 2009. The stock options have an exercise price equal to the closing stock price on the date the Compensation Committee approved their grant and can be exercised once vested and before the expiration of their terms, ten years following the date they were granted.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of each NEO’s employment agreement (or consulting agreement in the case of Gigerich) with the Company, if any are set forth in the CD&A on page 43.

The only equity awards that were modified during 2006 were the units held by Creteur and Irwin under the Nalco LLC 2004 Unit Plan, as discussed in the CD&A at page 46.

For each NEO, the following chart illustrates the relationship between salary and bonus with total compensation:

NEO	Total Compensation	Salary	% Total Compensation	Bonus	% Total Compensation
Joyce	$2,451,080	$1,000,000	41%	$—	0%
Bell	$946,014	$427,450	45%	$—	0%
Roe	$1,257,163	$423,700	34%	$—	0%
Nelson	$727,527	$259,375	36%	$—	0%
Gigerich	$653,080	$418,308	64%	$—	0%
Creteur	$1,281,060	$140,350	11%	$—	0%
Irwin	$1,225,731	$193,000	16%	$—	0%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END-2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	—	—	—	—		739,420	15,128,542
Bell	—	—	—	—		219,837	4,497,868
Roe	30,000	—	—	45.54	11/27/2011	274,796	5,622,336
	20,000	—		23.32	11/19/2012
Nelson	10,833	32,497	—	17.25	7/5/2015			16,385	335,237
	4,742	14,226	—	17.80	6/11/2016
		—	—	—
Gigerich	5,145	15,435	—	17.80	6/11/2016			7,257	148,478
Creteur	—	—	—	—		—	—	—	—
Irwin	—	—	—	—		—	—	—	—

Footnotes to Outstanding Equity Awards at Fiscal Year End Table

1.	The vesting dates of options and shares of stock and equity incentive plan awards included in the table above are as follows:

NEO	Stock Options with Option Expiration Date of	Unvested Stock Options Vest on the following Dates:
Roe	11/27/2011	These stock options are fully vested.
Roe	11/19/2012	These stock options are fully vested.
Nelson	7/5/2015	One-third vests on each of 5/6/2007, 5/6/2008, and 5/6/2009, subject to continued employment through such dates.
Nelson and Gigerich	6/27/2016	One-third vests on each of 12/31/2007, 12/31/2008, and 12/31/2009, subject to continued employment through such dates.

The vesting of the unvested stock options listed could be accelerated upon a Change in Control at the discretion of the Compensation Committee or upon the death or disability of the NEO or could partially be accelerated upon an executive’s death, disability or retirement.

NEO	Equity Incentive Plan Awards	Vesting
Nelson	9,363	This represents the target number of shares that could vest based on performance criteria being met in 2006 and 2007, and with continued employment through 12/31/2008.
	7,022	This represents the target number of shares that could vest based on performance criteria being met in 2006 and 2007, and with continued employment through 12/31/2008.
Gigerich	7,257	This represents the target number of shares that could vest based on performance criteria being met in 2006 and 2007, and with continued employment through 12/31/2008.

The vesting of the above equity incentive plan awards could be accelerated on a partial basis upon death, disability or retirement of the NEO; such awards could have their vesting accelerated upon a change in control at the discretion of the Compensation Committee.

NEO	Stock Awards (not shown above)	Vesting
Joyce	739,420	These are the share equivalents for units under the Nalco LLC 2004 Unit Plan described fully in the CD&A on page 41. One-half of the shares will vest on 12/31/2007 and the other half will vest on 12/31/2008, subject to the employee not voluntarily terminating this employment through that date. The market value reflected for these stock awards does not net the amount paid for the awards.
Bell	219,837	These are the share equivalents for units under the Nalco LLC 2004 Unit Plan described fully in the CD&A on page 41. One-half of the shares will vest on 12/31/2007 and the other half will vest on 12/31/2008, subject to the employee not voluntarily terminating this employment through that date. The market value reflected for these stock awards does not net the amount paid for the awards.
Roe	274,796	These are the share equivalents for units under the Nalco LLC 2004 Unit Plan described fully in the CD&A on page 41. One-half of the shares will vest on 12/31/2007 and the other half will vest on 12/31/2008, subject to the employee not voluntarily terminating this employment through that date. The market value reflected for these stock awards does not net the amount paid for the awards.

The vesting of the units under the Nalco LLC 2004 Unit Plan is set forth in detail in the CD&A on page 41; the other equity awards detailed above would generally have their vesting accelerated on a partial basis upon the death, disability or retirement of the NEO, and such awards could have their vesting accelerated upon a change in control at the discretion of the Compensation Committee.

2.	No NEO transferred any of their equity awards other than for value during 2006.

3.	Mr. Roe’s outstanding stock options were granted in 2001 and 2002 by the Company’s former parent, Suez, in the parent’s stock. These Suez stock options have no connection to Mr. Roe’s continued employment with the Company. The exercise prices of these stock options are denominated in EUROS (€), €34.51 for the stock options with an expiration date of 11/27/2011, and €17.67 for the stock options with an expiration date of 11/19/2012. The exercise prices shown in the above table were determined by converting those exercise prices into US dollars based on the conversion rate of 1 EURO (€) to 1.3197 U.S. dollars ($) on 12/29/2006.

OPTION EXERCISES AND STOCK VESTED — 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joyce	—	—	600,529	12,286,832
Bell	—	—	178,544	3,653,010
Roe	—	—	223,179	4,566,249
Nelson	—	—	2,481	50,761
Gigerich	—	—	—	—
Creteur	—	—	50,557	1,034,399
Irwin	—	—	50,557	1,034,399

Footnotes to Options Exercise and Stock Vested Table

1.	No NEO deferred any amounts upon vesting or exercise of the above awards.

PENSION BENEFITS — 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joyce	None	—	—	—
Bell	None	—	—	—
Roe	Qualified	29.00	883,277	—
	Nonqualifed	29.00	1,805,900
	Total		2,689,177
Nelson	None	—	—	—
Gigerich	None
Creteur	Qualified	2.58	20,929
	Nonqualified	2.58	3,710
	Totals		24,639
Irwin	None

Footnotes to Pension Benefits Table

Of the named officers, two (Mr. Roe and Mr. Creteur) participate in two Nalco-sponsored defined benefit pension plans: the Nalco Company Retirement Income Plan, a tax-qualified plan covering employees hired prior to January 1, 2003; and the Nalco Company Supplemental Retirement Income Plan, a nonqualified supplemental pension plan. Nalco has adopted the Supplemental Retirement Income Plan to provide for the portion of the Retirement Income Plan which cannot be paid from the Retirement Income Plan due to the pay and benefit amount limitations set by the Internal Revenue Code for tax-qualified retirement plans.

Both the Retirement Income Plan and the Supplemental Retirement Plan cover most of Nalco’s employees in the United States who were hired prior to January 1, 2003. Except as provided in Nalco’s change of control agreements, Nalco does not have a policy regarding extra years of credited service under the plans.

The present value of accumulated benefits are determined using the following assumptions: (i) the discount rate used for FAS 87 calculations for financial reporting purposes (5.65%) and (ii) the normal retirement age in each plan (age 62 in both plans). The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the RP2000 Combined Healthy table projected by scale AA to 2007), but do not include a factor for preretirement termination, mortality, or disability.

The compensation considered in determining the pensions payable to the named officers includes base pay, shift premiums, overtime pay, commissions, management incentive awards, elective deferrals, and other bonuses received.

The Retirement Income Plan and Supplemental Retirement Income Plan provide the two named officers with a benefit under one of two programs; the Traditional Plan Retirement Benefits formula or the Personal Retirement Account Program formula.

Retirement Income Plan — Traditional Plan Retirement Benefits Formula

The Traditional Plan Retirement Benefits formula provides a ten-year certain-and-life annuity benefit at normal retirement equal to A plus B plus C minus D below.

A.	2.0% of final average earnings multiplied by years of benefit service earned prior to January 1, 2003 up to a maximum of 25 years.

B.	1.5% of final average earnings multiplied by years of benefit service earned prior to January 1, 2003 in excess of 25 years.

C.	1.5% of final average earnings multiplied by years of benefit service earned after December 31, 2002.

D.	1.5% of Social Security Benefit multiplied by years of service, up to maximum of 50%.

Final average earnings are the average of the 48 highest-paid consecutive calendar months of compensation out of the last 120 months worked. For this purpose, earnings include base pay, shift premiums, overtime pay, commissions, management incentive awards, elective deferrals, and other bonuses received, limited by the IRS Pensionable Earnings Limitation defined by the Internal Revenue Code Section 401(a)17.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 62. Employees who terminate with at least 5 years of service may commence their benefit at any age. Commencements prior to normal retirement age are reduced for early commencement.

Employees who retire from Nalco prior to normal retirement but after age 55 with four years of service may receive subsidized early retirement benefits. The A and B portion of the benefits are reduced by 2% per year prior to age 62. The C portion of the benefit is reduced by 4% per year from age 62. The D portion of the benefit is reduced 6-2/3% per year from 62 to 60, and 3-1/3% per year below age 60.

Employees who terminate prior to age 55 with at least five years of service may commence their benefits at any age. The benefit is reduced 6% per year from age 62 to age 55. The reduced age 55 benefit is actuarially reduced from age 55 for commencements prior to age 55.

The Retirement Income Plan offers several optional forms of payment, including a single life annuity, joint and survivor annuities with various percentages continued to a survivor, a level income annuity and a lump sum payment. The benefit paid under any of these options is actuarially equivalent to the ten-year certain-and-life annuity produced by the formula described above.

The participants under this formula who were not vested as of January 1, 2003 did not accrue benefits after January 1, 2003. Mr. Roe was vested as of January 1, 2003 and therefore continued to accrue benefits under the Traditional Plan Retirement Benefits formula.

Retirement Income Plan — Personal Retirement Account Program (PRAP)

The Personal Retirement Account Program formula provides a ten-year certain-and-life benefit equal to the actuarial equivalent of the PRAP balance. The PRAP balance is a sum of all the opening balance, interest credits, and pay credits.

Participants hired after November 1, 1999 and before January 1, 2003 fall under the PRAP formula. The opening balance for a participant under the PRAP formula was $0.

The PRAP balance earns interest credit accruals as of the last day of each month. The monthly interest is determined by multiplying 1/12 of the interest crediting rate by the participant’s PRAP account balance as of the first day of the month. The interest crediting rate is the sum of the yield on 1-year Treasury constant maturities on the last business day of the most recently ended quarter and 0.5% (one-half of one percent).

Prior to January 1, 2003, the PRAP balance also earned pay credits. The credits were a percentage of earnings ranging from 3% to 9%, based on years of service. After January 1, 2003, no pay credits were awarded to PRAP accounts.

The Retirement Income Plan offers several optional forms of payment, including a single life annuity, joint and survivor annuities with various percentages continued to a survivor, a level income annuity and a lump sum payment. The benefit paid under any of these options is actuarially equivalent to the ten-year certain-and-life annuity produced by the formula described above.

Mr. Creteur has a benefit under the Personal Retirement Account Program formula.

Supplemental Retirement Income Plan

With the following exceptions, the provisions of the Supplemental Retirement Income Plan are the same as those of the Retirement Income Plan, including both the Traditional Plan Retirement Benefit formula and the Personal Retirement Account Program formula:

•	Benefits are not restricted by the Internal Revenue Code Section 415 limits.

•	Benefits are not restricted by the Internal Revenue Code Section 401(a)(17) pay limit.

•	Benefits under the Supplemental Retirement Income Plan are offset by the benefits payable from the Retirement Income Plan and any early distributions from the Supplemental Retirement Income Plan that were made in prior years due to change of control provisions.

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
William J. Roe	Retirement Income Program	29.0000	$883,277	$0
	Supplemental Retirement Income Program	29.0000	$1,805,900	$0
Phillippe Creteur	Retirement Income Program	2.5833	$20,929	$0
	Supplemental Retirement Income Program	2.5833	$3,710	$0

NONQUALIFIED DEFERRED COMPENSATION — 2006

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joyce	—	47,970	4,197	—	136,932
Bell	—	12,758	1,323	—	43,154
Roe	—	9,411	1,456	—	47,485
Nelson	—	2,422	19	—	610
Gigerich	—	—	—	—	—
Creteur	—	—	534	—	17,412
Irwin	—	—	469	—	15,301

Footnotes to Nonqualified Deferred Compensation Table

1.	Amounts reported in the contributions and earnings columns above include amounts reported as compensation in the last fiscal year in the Summary Compensation Table and amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the executives in the Summary Compensation Table for prior years as follows:

	Amounts in the following columns that are or were reported as compensation in the Summary Compensation Table
Executive	Contributions Col. ($)	Earning Col. ($)	Aggregate Balance Col. ($)
Joyce	47,970	0	47,970
Bell	12,758	0	12,758
Roe	9,411	0	9,411
Nelson	2,422	0	2,422
Gigerich	—	—	—
Creteur	—	—	—
Irwin	—	—	—

Narrative to Nonqualified Deferred Compensation Table

The material factors necessary to an understanding of each plan disclosed in the table above are as follows, set out for each plan:

All the amounts shown in the above table were deferred under the Nalco Company supplemental Profit Sharing Plan, which is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (‘‘Code’’). Each qualified participant shall be entitled to receive a profit sharing credit to the extent the company determines a profit sharing contribution shall be made, allocated among all qualified participants. The administrative committee administering the plan shall determine the rate of return that shall be applied to all participants’ accounts as of the last day of the year or such other date it determines. A participant shall become one hundred percent (100%) vested in his account if he retires on or after qualifying for normal retirement, dies or becomes disabled. In any other termination of employment, a participant will be vested in his account under the plan to the same extent he or she is vested in his or her profit sharing account under the qualified plan. The benefits provided under this plan to which a participant is or becomes entitled to receive shall be offset by any benefit the participant is entitled to receive under any other plan, agreement or arrangement with the Company that is intended to provide benefits that cannot be provided under the qualified plan because of the limitations set forth in Code Sections 401(a)(17) and 415(c).

DIRECTOR COMPENSATION — 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chase, Rodney F.	96,000	51,663	—	—	—	—	147,663
Chu, Chinh E.	57,000	51,199	—	—	—	—	108,199
Harris, Josuha J.	58,500	51,199	—	—	—	—	109,699
Marchese, Richard B.	83,250	51,663	—	—	—	—	134,913
Mehra, Sanjeev K.	57,000	60,105	—	—	—	—	117,105
O’Neill, Paul H.	75,000	51,199	—	—	—	—	126,199
Pertz, Douglas A.	78,750	51,199	—	—	—	—	129,949
Sanders, Daniel S.	78,330	51,199	—	—	—	—	129,529

Footnotes to Director Compensation Table

1.	The aggregate number of options and stock awards outstanding as of fiscal year end for each director were as follows:

DIRECTOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Aggregate Outstanding Option Awards (#)	Aggregate Outstanding Stock Awards (#)
Chase, Rodney F.	—	5,670
Chu, Chinh E.	—	5,670
Harris, Josuha J.	—	5,670
Marchese, Richard B.	—	5,670
Mehra, Sanjeev K.	—	5,670
O’Neill, Paul H.	—	5,670
Pertz, Douglas A.	—	5,670
Sanders, Daniel S.	—	5,670

2.	The grant date fair value for each Stock Award included in the above table of each Director is as follows:

Name	Grant Date	# RSUs	Closing Stock Price	Grant Date Fair Value
Chase, Rodney F.	2/15/2006	3,670	$17.40	$63,858
	5/26/2005	2,000	$17.57	$35,140
Chu, Chinh E.	2/15/2006	3,670	$17.40	$63,858
	2/18/2005	2,000	$20.05	$40,100
Harris, Josuha J.	2/15/2006	3,670	$17.40	$63,858
	2/18/2005	2,000	$20.05	$40,100
Marchese, Richard B.	2/15/2006	3,670	$17.40	$63,858
	5/26/2005	2,000	$17.57	$35,140
Mehra, Sanjeev K.	2/15/2006	3,670	$17.40	$63,858
	11/14/2005	2,000	$17.18	$34,360
O’Neill, Paul H.	2/15/2006	3,670	$17.40	$63,858
	2/18/2005	2,000	$20.05	$40,100
Pertz, Douglas A.	2/15/2006	3,670	$17.40	$63,858
	2/18/2005	2,000	$20.05	$40,100
Sanders, Daniel S.	2/15/2006	3,670	$17.40	$63,858
	2/18/2005	2,000	$20.05	$40,100

3.	Directors did not receive any other compensation for their services as directors, nor did they receive any perquisites or personal benefits.

Potential Payments Upon Termination or Change-in-Control

The material below describes and quantifies payments that are due the named executive officers in the event of a termination of employment or a change-in-control.

Benefits Available Generally to All Employees

Nalco provides benefits that are available generally to all employees and are payable upon certain termination events including life insurance benefits, disability benefits, retiree medical and retiree life benefits, and payout of accrued vacation pay. These benefits are not quantified in any of the tables below as these benefits are available to all employees generally.

Benefits Due Upon Any Termination of Employment

Certain benefits provided to the named executive officers were earned and vested as of the prior fiscal year end. Each of these benefits included in the table below are payable upon termination of employment regardless of the reason for termination. The Qualified and Nonqualified Profit Sharing and Savings Plan Balances are reflective of the officers’ balances as of fiscal year end. Qualified and Nonqualified Pension/Cash Balance benefits are based on the same assumptions previously described in the Pension Benefits table. Vested stock option values are based on the difference between Nalco Company’s closing stock price at fiscal year end and the stock options’ exercise price. In the case of Mr. Roe, the stock option value below reflects stock options in the Company’s former parent, Suez, that are not related to his employment with the Company; the value is based on the difference between Suez’s closing stock price at fiscal year end and the stock options’ exercise price converted to U.S. dollars using the spot exchange rate at fiscal year end.

Benefits due Named Executive Officer upon Any Termination of Employment
Values of Fiscal Year End

Benefit Type	Joyce	Bell	Roe	Nelson	Gigerich	Creteur	Irwin
Qualified Profit Sharing and Savings Plan Balance	$93,160	$128,614	$1,109,361	N/A	N/A	$218,911	$125,025
Nonqualified Profit Sharing and Savings Plan Balance	$136,932	$43,154	$47,485	N/A	N/A	$17,412	$15,301
Qualified Pension/Cash Balance Value	N/A	N/A	$940,219	N/A	N/A	$25,254	N/A
Nonqualified Pension/Cash Balance Value	N/A	N/A	$2,081,249	N/A	N/A	$4,476	N/A
Vested Stock Options Spread Value	N/A	N/A	$755,924	$47,388	$13,686	N/A	N/A
Total	$230,092	$171,768	$4,934,238	$47,388	$13,686	$266,053	$140,326

Benefits Due Upon Certain Types of Termination or Upon a Change-in-Control

Each of the named executive officers would be entitled to other benefits in the event of certain types of terminations of employment or upon a change in control as described below.

Protections Provided all Participants in Certain Programs

The individual tables below reflect the benefits due each named executive officer assuming a change-in-control and/or various termination events occurred at fiscal year end. For Messrs. Creteur and Irwin, the tables reflect actual benefits paid or payable upon their termination of employment during the fiscal year. Many of these benefits would be due the named executive officers under the ordinary provisions of certain compensation and benefit programs in which they participate. Other participating employees are provided the same protections although not all employees participate in these programs. For example, while not all employees receive equity awards, those that participate in the Nalco LLC 2004 Unit Plan and those that received stock option awards and/or performance shares awards under the 2004 SIP are provided with the identical protections based on award type. In addition, certain severance protections are provided the named executive officers through their individual employment contracts and these benefits vary based on the terms of each of the contracts.

Class B, C and D Units

As previously discussed, Dr. Joyce and Messrs. Bell and Roe participated in the Nalco LLC 2004 Unit Plan. Each of these officers retained B, C, and D units that were unvested as of the prior fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End on page 51). As a result of the Sponsors sale of shares decreasing their ownership below 20% and the subsequent Nalco LLC resolution accelerating the C and D units, the remaining unvested B, C, and D units as of 12/31/06 will otherwise vest ½ on 12/31/07 and ½ on 12/31/08 provided the participant does not voluntarily terminate his or her employment before the vesting date. Pursuant to the original terms of the B units and following the Nalco LLC resolution accelerating the C and D units, such units shall become 100% vested (i) 18 months following a Change in Control provided that the officer continues to provide services through the end of the 18 month period, or (ii) upon a termination without ‘‘cause’’ following a Change of Control. For purposes of the unit awards, a Change in Control means the consummation of any transaction that causes a party (other than the Sponsor or a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco. For each of the officers participating in the Nalco LLC 2004 Unit Plan, ‘‘cause’’ has the same meaning as exists in their employment agreements described below.

The tables below for Dr. Joyce and Messrs. Bell and Roe include the value of the units under the Nalco LLC 2004 Unit Plan that would vest upon a termination without ‘‘cause’’ following a Change in Control based on the conversion rates applicable to the units and Nalco’s closing stock price as of fiscal year end.

Stock Options and Performance Shares

Mr. Nelson was granted a stock option award that was unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End on page 51). Pursuant to the option award terms, the Compensation

Committee may, in its sole discretion, accelerate the vesting of any unvested stock options upon a Change in Control. To the extent that unvested options are not vested by the Committee as of the Change in Control, such options shall terminate. The table for Mr. Nelson below assumes a forfeiture of the unvested options upon a Change in Control. In the event that service is terminated due to death, disability, or full retirement, an additional number of options shall vest equal to a prorated portion of the number of options that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. Pursuant to this provision, no additional options would have vested upon a termination on the last day of the fiscal year and thus, no value is shown in the tables below for stock options. Mr. Gigerich was also granted stock options which, as discussed below, have slightly different termination provisions pursuant to his consulting agreement.

Mr. Nelson was granted performance share awards that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End on page 51). Pursuant to the performance share award terms, all performance shares for which the performance requirements have been met shall vest upon a Change in Control. The tables below reflect the number of shares for which the 2006 performance requirements had been achieved as of fiscal year end. Further, in the event of a termination of employment due to death, disability, or full retirement, a portion of the performance shares shall vest equal to a prorated portion of the number of performance shares that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed in the fiscal year. Pursuant to this provision, no additional performance shares would have vested upon a termination on the last day of the fiscal year and thus, no value is shown in the tables below for performance shares. Mr. Gigerich was also granted performance shares which, as discussed below, have slightly different termination provisions pursuant to his consulting agreement.

For purposes of the stock options and performance shares, a Change in Control means the consummation of any transaction which causes a party (other than the Sponsor or a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco.

Life Insurance

Each of the named executive officers has executed an Executive Death Benefit Agreement which provides a life insurance benefit equal to 2 times the executive’s then current base salary in the event of a termination of employment due to death. In lieu of an increase in base salary, Dr. Joyce’s benefit was increased in 2005 to 3 times his then current salary in the event of a termination of employment due to death. The tables below include the death benefits due the each officer in the event of a termination of employment due to death as of fiscal year end.

Employment Agreement Protections

Each of the named executive officers has entered into an employment agreement that provides certain severance protections.

William H. Joyce

Nalco LLC entered into an employment agreement (described on page 43) with Dr. William H. Joyce in August 2004 to serve as Chief Executive Officer of the predecessor to the Company. The term of the agreement ends on December 31, 2008, unless terminated earlier by Nalco LLC or Dr. Joyce.

If Dr. Joyce’s employment is terminated without ‘‘cause’’ (other than due to death or disability) prior to a ‘‘change in control’’ (as such terms are defined in the employment agreement), Dr. Joyce will receive (a) continued payment of his base salary until the earlier of (1) December 31, 2008 or (2) the third anniversary of the date of his termination and (b) a payment equal to one-twelfth of his annual bonus for the last completed year of his employment multiplied by the number of months he is entitled to his continued base salary, payable when such payment would have been made if his employment continued. The table below includes the total amounts payable to Dr. Joyce upon a termination without cause prior to a change in control based upon his salary in effect as of fiscal year end; note that no amount is included for bonus since no bonus was payable for fiscal 2005.

Dr. Joyce’s termination of employment following a change in control is governed by a separate agreement which provides that if Dr. Joyce is terminated without cause following a change in control or if he terminates his employment for ‘‘good reason’’ following a change in control, he is entitled to a lump sum payment equal to the severance payments described above and continuation of his welfare benefits for a period through the earlier of (a) December 31, 2008 and (b) the third anniversary of the date of his termination. No amount is included in the table below for welfare benefits since he currently does not participate in Nalco’s welfare benefit plans. In addition, Dr. Joyce is entitled to a full tax gross-up to cover excise taxes imposed under Internal Revenue Code Section 4999 and any additional taxes imposed on such gross-up payment in order to put Dr. Joyce in the same position as if Section 4999 did not apply. This payment is only triggered in the event his after-tax benefits exceed 110% of the maximum amount that could be paid Dr. Joyce without triggering excise tax under Section 4999. The table below reflects no excise tax gross-up or forfeiture for Dr. Joyce since his total payments would be below the maximum amount payable without triggering excise tax.

Potential Payments Upon Termination or Change in Control

Dr. Joyce

Benefit Type	Death	Involuntary without Cause	By Executive for Good Reason	CIC + Involuntary without Cause	CIC + Good Reason	CIC Only
Cash Severance	$—	$2,000,000	$—	$2,000,000	$2,000,000	$—
Unvested B Unit Values	$—	$—	$—	$5,683,420	$—	$—
Unvested C and D Unit Values	$—	$—	$—	$9,445,122	$—	$—
Executive Life Insurance Proceeds	$3,000,000	$—	$—	$—	$—	$—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—
Total	$3,000,000	$2,000,000	$—	$17,128,542	$2,000,000	$—

Bradley J. Bell

Nalco Company has entered into an employment agreement (described on page 45) with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell’s employment may be terminated at will by Mr. Bell or by Nalco Company. Under the agreement, if Mr. Bell’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Bell with ‘‘good reason,’’ Mr. Bell will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Bell would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate. Mr. Bell is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

The table below includes the cash severance payable to Mr. Bell upon a termination by Nalco Company without ‘‘cause’’ or by Mr. Bell for ‘‘good reason’’ based upon his salary and target bonus in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Bell in fiscal 2006 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Potential Payments Upon Termination or Change in Control

Bell

	Death	Involuntary without Cause	By Executive for Good Reason	CIC + Involuntary without Cause	CIC + Good Reason	CIC Only
Cash Severance	$—	$1,135,575	$1,135,575	$1,135,575	$1,135,575	$—
Bonus for Year of Termination	$—	$324,450	$324,450	$324,450	$324,450	$—
Unvested B Unit Values	$—	$—	$—	$1,689,738	$—	$—
Unvested C and D Unit Values	$—	$—	$—	$2,808,130	$—	$—
Executive Life Insurance Proceeds	$865,200	$—	$—	$—	$—	$—
Health and Welfare Benefit Continuation	—	$13,991	$13,991	$13,991	$13,991	—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—
Total	$865,200	$1,474,016	$1,474,016	$5,971,884	$1,474,016	$—

William J. Roe

Nalco Company has entered into a severance agreement (described on page 44) with Mr. Roe effective January 1, 2004. Mr. Roe’s employment may be terminated at will by Mr. Roe or by Nalco Company. If Mr. Roe’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Roe with ‘‘good reason’’, Mr. Roe will be paid, subject to the execution of a release in favor of Nalco Company, within sixty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year MIP bonus earned but not yet paid, and (c) severance equal to two times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro-rata portion of any MIP bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. Additionally, Mr. Roe has the right to continue coverage under Nalco Company’s group medical and dental plans for a 24-month period following Mr. Roe’s termination of employment with us at active employee rates. If Mr. Roe’s employment is terminated without cause prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Roe to elect benefits of early retirement on the first day of the month following his 55th birthday. Mr. Roe is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

The table below includes the cash severance payable to Mr. Roe upon a termination by Nalco Company without ‘‘cause’’ or by Mr. Roe for ‘‘good reason’’ based upon his salary and target bonus in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Roe in fiscal 2006 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end. Finally, additional pension benefits are included in the table which reflect the present value of the enhancement to Mr. Roe’s pension benefits if his severance is paid in a form that bridges his service to age 55.

Potential Payments Upon Termination or Change in Control

Roe

	Death	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$—	$1,523,010	$1,523,010	$—	$1,523,010	$1,523,010
Bonus for Year of Termination	$—	$333,905	$333,905	$—	$333,905	$333,905
Unvested B Unit Values	$—	$—	$—	$—	$2,112,173	$—
Unvested C and D Unit Values	$—	$—	$—	$—	$3,510,163	$—
Enhancement to DB Supplemental Pension	$—	$1,353,331	$—	$—	$1,353,331	$—
Executive Life Insurance Proceeds	$855,200	$—	$—	$—	$—	$—
Health and Welfare Benefit Continuation	—	$9,259	$9,259	—	$9,259	$9,259
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—
Total	$855,200	$3,219,505	$1,866,174	$—	$8,841,841	$1,866,174

Gregory N. Nelson

Nalco Company has entered into a severance agreement (described on page 46) with Mr. Nelson effective July 1, 2005. Mr. Nelson’s employment may be terminated at will by Mr. Nelson or by Nalco Company. Under the agreement, if Mr. Nelson’s employment is terminated by Nalco Company without ‘‘cause’’ or by Mr. Nelson with ‘‘good reason,’’ Mr. Nelson will be paid, subject to execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Nelson would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate. Mr. Nelson is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

The table below includes the cash severance payable to Mr. Nelson upon a termination by Nalco Company without ‘‘cause’’ or by Mr. Nelson for ‘‘good reason’’ based upon his salary and target bonus in effect at fiscal year end. In addition, the bonus for year of termination reflects the full annual bonus earned by Mr. Nelson in fiscal 2006 that would have been payable pursuant to the agreement if he had terminated employment at fiscal year end.

Nelson

	Death	Involuntary without Cause	By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Cash Severance	$—	$581,250	$581,250	$—	$581,250	$581,250
Bonus for Year of Termination	$—	$125,000	$125,000	$—	$125,000	$125,000
Unvested Option Spread Value	$—	$—	$—	$—	$—	$—
Performance Share Payout	$—	$—	$—	$30,458	$30,458	$30,458
Executive Life Insurance Proceeds	$525,000	$—	$—	$—	$—	$—
Health and Welfare Benefit Continuation	—	$34,210	$34,210	—	$34,210	$34,210
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—	$—	$—
Total	$525,000	$740,460	$740,460	$30,458	$770,918	$770,918

John L. Gigerich

Nalco Company entered into a new consulting agreement with Mr. Gigerich effective July 1, 2006. The agreement (described on page 45) has a two and one-half year term and either Nalco Company or Mr. Gigerich may terminate the agreement before its expiration.

In the event of a termination of his agreement for reasons other than cause or breach, or should the agreement expire, Mr. Gigerich will be entitled to a pro-rata portion of any grants he received under the Long-Term Equity Incentive Plan. With regard to stock options, the pro-rata portion that would vest is based on the number of full months completed during the fiscal year divided by twelve (12) times the number of options that otherwise would have vested as of the end of the fiscal year. The table below assumes a termination as of the end of the fiscal year and thus no additional options would vest pursuant to the agreement provision. In the case of performance shares, the pro-rata portion that would vest is subject to performance conditions of the 2004 SIP being met and is prorated based on the number of full months of full-time performance during the cycle plus six (6) divided by thirty six (36). The table is based on actual levels of achievement for the performance shares in 2006 and a target level of achievement in 2007.

Potential Payments Upon Termination or Change in Control

Gigerich

	Breach or Cause	No Breach and No Cause	CIC Only	CIC + Any Termination
Cash Severance	$—	$—	$—	$—
Bonus for Year of Termination	$—	$—	$—	$—
Unvested Option Spread Value	$—	$—	$—	$—
Restricted Stock/Unit Value	$—	$—	$—	$—
Performance Share Payout	$—	$45,434	$31,477	$31,477
Executive Life Insurance Proceeds	$—	$—	$—	$—
Excise Tax Gross-Up/Forfeiture	$—	$—	$—	$—
Total	$—	$45,434	$31,477	$31,477

Executives Who Separated from the Company During Fiscal 2006

During fiscal 2006, two officers left the Company.

Phillipe Creteur

On June 30, 2006, Mr. Creteur and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Creteur was permitted to continue to participate in the Nalco LLC 2004 Unit Plan on a limited, pro-rata basis for the first nine months of 2006, waiving all other rights under any severance agreement or plan. In addition, Mr. Creteur was provided $20,050 in cash severance, up to $25,120 for housing and storage expenses, up to $5,000 in tax assistance, and continued medical and dental coverage through July 31, 2007 at his employee cost.

Potential Payments Upon Termination or Change in Control

Creteur

Amounts Vested at or After Termination	Voluntary
Cash Severance	$20,050
Restricted Stock/Unit Value	$974,742
Moving and Storage Expense Reimbursement	$25,120
Tax Assistance Reimbursement	$5,000
Health and Welfare Benefit Continuation	$10,092
Total	$1,035,004

Mark Irwin

On July 14, 2006, Mr. Irwin and Nalco Company entered into agreements under which he separated from Nalco Company. Under the term of these agreements, Mr. Irwin was permitted to continue to participate in the Nalco LLC 2004 Unit Plan on a limited, pro-rata basis for the first nine months of 2006, waiving all other rights under any severance agreement or plan. In addition, Mr. Irwin was provided $25,000 in outplacement assistance and continued medical and dental coverage during 2006.

Potential Payments Upon Termination or Change in Control

Irwin

Benefit Type	Voluntary
Outplacement	$25,000
Restricted Stock/Unit Value	$974,742
Health and Welfare Benefit Continuation	$2,382
Total	$1,002,124

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,053,038	$0.81	7,271,817
Equity compensation plans not approved by security holders
Total	5,053,038	$0.81	7,271,817

(1)	The unexercised portion of the warrant issued to Nalco LLC was approved by the Company’s sole shareholder prior to the initial public offering of the Company’s shares.
(2)	Includes exercise price of 4,806,855 shares of the Company’s common stock that may be issued pursuant to the warrant issued to Nalco LLC at $0.01 and outstanding options to purchase 151,923 of the Company’s stock at $17.80 per share.
(3)	Includes shares not yet awarded under the Nalco Holding Company 2004 Stock Incentive Plan approved by the Company’s sole shareholder prior to the initial public offering of the Company’s shares and also includes 16,000 restricted share units issued to the Company’s non-management directors in 2005, 29,360 restricted share units issued to the Company’s non-management directors in 2006, and 13,535 restricted share units issued to the Company’s non-management directors in 2007. On January 2, 2007, the shares granted to each non-management director in 2005 vested and were issued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management; and

Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2006 and proxy statement on Schedule 14A for 2007.

This report has been furnished by the members of the Compensation Committee:

Paul H. O’Neill, Chairman Rodney F. Chase Douglas A. Pertz Daniel S. Sanders

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Mr. Richard B. Marchese, Chairman, Mr. Rodney F. Chase and Mr. Douglas A. Pertz. The Board of Directors has determined that each of Mr. Marchese, Mr. Chase and Mr. Pertz are ‘‘independent’’ within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and that Mr. Marchese is an ‘‘audit committee financial expert’’ within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter. The charter is available on the Company’s Web site at www.nalco.com.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible to (1) make decisions about hiring or termination of an Independent Registered Public Accounting Firm (‘‘independent auditor’’), (2) approve the overall scope of the audit and approve any work performed by such independent auditor unrelated to the Company’s annual audit, (3) assist the board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements, (4) annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discuss and review the annual audited financial and quarterly statements with management and the independent auditor, review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis, (6) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discuss policies with respect to risk assessment and risk management, (8) meet separately, periodically, with management, internal auditors and independent auditor, (9) review with independent auditor any audit problems or difficulties with managements’ responses, (10) set clear hiring policies for employees or former employees of the independent auditors, (11) annually review the adequacy of the Audit Committee’s written charter, (12) handle such other matters as delegated to the Audit Committee by the Board of Directors, (13) report regularly to the full Board of Directors, and (14) evaluate the performance of the Audit Committee.

The Committee met 10 times during 2006. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks, including, without limitation, review and pre-approval of earnings releases and securities filings. The Committee’s meetings include, whenever appropriate, private sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’) in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Ernst & Young LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T. The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2006?

Based on the Committee’s discussion and review with management and the independent auditors and the Committee’s review of the representations of management and the written disclosures and report of the independent auditors to the Board of Directors, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Who furnished this report?

This report has been furnished by the members of the Audit Committee:

Richard B. Marchese, Chairman Rodney F. Chase Douglas A. Pertz

ADDITIONAL INFORMATION

What is ‘‘Householding’’ of proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Nalco Holding Company, Investor Relations, 1601 W. Diehl Road, Naperville, IL 60563-1198.

May I propose actions for consideration at next year’s annual meeting of shareholders?

Shareholder Proposals.    Shareholders who intend to present proposals for consideration at the 2008 Annual Meeting of Shareholders, and who wish to have their proposals included in Nalco’s proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Corporate Secretary at the Company’s principal executive offices in Naperville, Illinois on or before November 27, 2007. Proposals should be sent to: Corporate Secretary, Nalco Holding Company, 1601 W. Diehl Rd, Naperville, IL 60563-1198. All proposals must also comply with the applicable requirements of the federal securities laws and the Company’s Bylaws in order to be included in the proxy statement and proxy card for the 2008 annual meeting.

Bylaw Provisions.    Any shareholder who desires to recommend an individual as a nominee to the Board of Directors or submit a proposal of business to be considered by stockholders at the annual meeting must submit the recommendation in writing to the Corporate Secretary, c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563-1198 with proper notice, as provided in the Bylaws, as amended, not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2008 annual meeting, the Corporate Secretary must receive this notice on or after January 4, 2008, and on or before February 4, 2008, unless the annual meeting in 2008 is more than 30 days before, or more than 70 days after, such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You may contact Nalco’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OFFICERS OF THE COMPANY AS OF DECEMBER 31, 2006

Name	Office	First Became an Officer	Age
William H. Joyce	Chairman and Chief Executive Officer Dr. Joyce joined the Company in November 2003. Dr. Joyce was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001.	2003	71
Bradley J. Bell	Executive Vice President, Chief Financial Officer Mr. Bell Joined the Company in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company.	2003	54
William J. Roe	Executive Vice President, Chief Operating Officer President, Industrial & Institutional Services Division Mr. Roe has served the Company as Chief Operating Officer since 2001 and as Executive Vice President, Industrial and Institutional Services division, since November 2003. Prior to that, in 1999, Mr. Roe was Group Vice President and President of the Pacific and Process divisions.	1998	53
Daniel M. Harker	Senior Vice President, Global Supply Chain Mr. Harker has served the Company as Senior Vice President, Global Supply Chain since 2003. Between 2001 and 2003, Mr. Harker was Vice President, Supply Chain.	2000	54
John L. Gigerich	Vice President, Administration Mr. Gigerich joined the Company in July 2004. Between 2000 and June 2004, Mr. Gigerich was an independent consultant to major companies for information technology, procurement and logistics projects.	2004	64
Louis L. Loosbrock	Group Vice President, President, Pacific Division Mr. Loosbrock has been President of the Company’s Pacific division since April 2003. Prior to that, Mr. Loosbrock served as Group Vice President and President of our Pulp and Paper division from April 2002 to April 2003.	2002	53

Name	Office	First Became an Officer	Age
Scott C. Mason	Group Vice President, President, Alternate Channels & Operations Planning Mr. Mason joined the Company in January 2006. Mr. Mason was formerly Vice-President of GrafTech International Ltd, and served as President, Advanced Carbon Solutions in 2005. He was President, Graphite Power Systems, from 2003 to 2005. From 2000 to 2002, he was President, Advanced Energy Technologies.	2006	48
Gregory N. Nelson	Group Vice President, President, Service and Equipment, Managing Director, European Operations Mr. Nelson joined Nalco in January 2005 as President, Alternate Channels and Global Services. Prior to joining the Company, Mr. Nelson was Chief Procurement Officer and Vice President for Supply Chain at Sun Chemical from 2003 to 2004 and Vice President for Global Procurement at Dow Chemical and Union Carbide from 1997 to 2003.	2005	51
John P. Yimoyines	Group Vice President, President, Paper Services Division Mr. Yimoyines joined the Company in 2006. Mr. Yimoyines was formerly Vice President, Technology Licensing and Catalysts for Dow Chemical Company since 2004 where he was previously Vice President, General Manager, Specialty Polyolefins.	2006	58
Deborah C. Hockman	Vice President, Safety, Health, Environment, Customer Analytical and Government Relations. Dr. Hockman joined the Company in 2003 as Vice President, Global Safety, Health and Environment. Prior to joining the Company, Dr. Hockman held several executive positions with Waste Management and Silliker Inc.	2003	51
Stephen N. Landsman	Vice President, General Counsel and Corporate Secretary Mr. Landsman has been Vice President, General Counsel and Corporate Secretary for the Company since 2003 and prior to 2003 he was Deputy General Counsel and Division Vice President, Mergers and Acquisitions.	2003	47

Name	Office	First Became an Officer	Age
Frederic Jung	Controller Mr. Jung has been Controller of the Company since 2005 and prior to that time was Chief Financial Officer for the Company’s European Operations.	2005	43
Mary T. Manupella	Vice President, Human Resources Ms. Manupella joined the Company in February 2005. From 2001 to 2005, Ms. Manupella was an independent consultant in the human resources area working primarily in the telecommunications industry.	2005	57
Richard J. O’Shanna	Division Vice President, Tax Officer Mr. O’Shanna joined the Company in 2004. Prior to joining the Company he was Vice President, Treasurer for the North American Division of Schneider Electric S.A.	2004	49

ANNEX A

AMENDED AND RESTATED NALCO HOLDING COMPANY 2004
STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan (as defined below) is to aid the Company (as defined below) and its Affiliates (as defined below) in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards (as defined below). The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act:	The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: With respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(c)	Award: Any Option, Stock Appreciation Right, or Other Stock-Based Award granted pursuant to the Plan.

(d)	Award Agreement: Any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e)	Board: The Board of Directors of the Company.

(f)	Change in Control: Shall mean the consummation of any transaction in one or a series of transactions, including, without limitation, any mergers or consolidations, the results of which is that any Person, other than an Investor or one of its Affiliates, becomes the beneficial owner, directly or indirectly, of (i) more than 50% of the voting stock of the Company or (ii) all or substantially all of the assets of the Company.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board or any other committee designated by the Board.

(i)	Company: Nalco Holding Company, a Delaware corporation.

(j)	Effective Date: The date the Board adopts the Plan, as amended and restated.

(k)	Employment: (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(l)	Fair Market Value: On a given date, (a) if there is a public market for the Shares on such date, the closing price of the Shares on such stock exchange on which the Shares are principally trading on the date in question, or, if there were no such other price as determined in good faith and disclosed by the Compensation Committee.

(m)	Investor: Each of BCP Nalco I LLC, BCP Nalco II LLC, BCP IV, Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., GS Nalco LLC, GS Capital Partners 2000 L.P., GS Capital Partners 2000 Offshore L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., APV Nalco LLC, AP Nalco LP, Apollo V and Apollo/Nalco Acquisition LLC.

(n)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(o)	Option: A stock option granted pursuant to Section 6 of the Plan.

(p)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)	Other Stock-Based Award: Any award granted under Section 8 of the Plan.

(r)	Participant: An employee, director or consultant of the Company or its Affiliates who is selected by the Committee to participate in the Plan.

(s)	Performance-Based Awards. Certain other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(t)	Person: Any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(u)	Plan: The Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

(v)	Shares: Shares of common stock of the Company.

(w)	Stock Appreciation Right: Any right granted under Section 7 of the Plan.

(x)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 7,500,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The maximum number of Shares for which Options and Stock Appreciation Rights may be granted during a calendar year to any Participant shall be 500,000. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards (or portion thereof) that terminate or lapse may be granted again under the Plan.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as ‘‘Non-Employee Directors’’ within the meaning of Rule 16b-3 under the Act and ‘‘outside directors’’ within the meaning of Section 162(m) of the Code (or any successor section thereto). Without limiting the foregoing, the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local, or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant in connection with the exercise of an Option.

(e)	The Committee may provide, in an Award agreement or otherwise, that an Award shall be forfeited in the event that the Participant breaches (i) any confidentiality, noncompetition, nonsolicitation, inventions or other similar provision under which the Participant is subject, (ii) any provision in an employment agreement or (iii) any Company policy.

5.	Limitations

No Awards may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for federal income tax purposes, as evidenced by the related Award Agreements, and shall be subject to the foregoing and the following terms and conditions as set forth in the applicable Award Agreement:

(a)	Option Price. The Option Price shall be determined by the Committee, and, shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with payment (or to the extent permitted by applicable law, provision for payment) of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash, or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (iii) partly in cash and partly in such Shares; (iv) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price for the shares being purchased or

(v) such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant is not an employee of the Company or of any of its Subsidiaries. In addition, no ISO may be granted to any Participant who at the time of such grant owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (I) within two years after the date of grant of such ISO or (II) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be non-qualified stock options, unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a non-qualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to non-qualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any Award Agreement a Participant is permitted to pay the Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	Stock Appreciation Rights

(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation

Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

8.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant the right to purchase Shares, Awards of Shares, Awards of restricted Shares, Awards of phantom stock units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (‘‘Other Stock-Based Awards’’). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (a) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; (b) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (c) all other terms and conditions of such Other Stock-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)	Performance-Based Awards. Notwithstanding anything to the contrary herein, certain other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (such awards, ‘‘Performance-Based Awards’’). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria; (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholder’s equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one ore more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to the extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be; (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights shall be 500,000 shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights shall be $4,000,000; provided, that in no event shall the aggregate Fair Market Value of the Shares underlying all Awards granted to a Participant during a calendar year (including the Black-Scholes value of any Options or Stock Appreciation Rights), exceed $4,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or exercise price of any Stock Appreciation Right and/or (iii) any other affected terms of such Awards. Except in a manner consistent with the foregoing, neither the Compensation Committee nor the Board shall have authority to change the exercise price of previously granted stock options.

(b)	Change in Control. To the extent not prohibited or penalized under Section 409A of the Code, the event of a Change of Control after the Effective Date, the Committee may, in its sole discretion, provide for the (i) termination of an Award upon the consummation of the Change of Control, but only if such Award has vested and is paid out or the Participant has been permitted to exercise the Option in full for a period of not less than 30 days prior to the Change of Control, (ii) acceleration of the vesting of all or any portion of an Award, (iii) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of an Award, which, in the case of Options and

Stock Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate Option Price or grant price of such Option or Stock Appreciation Rights, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any of its Affiliates to continue the Employment of a Participant and shall not lessen or affect the Company’s or its Affiliates’ rights to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Awards Subject to the Plan

In the event of a conflict between any term or provision contained in the Plan and a term or provision in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail.

14.	Severability

If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.	Amendments or Termination

(a)	Amendments or Termination of the Plan. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, without the written consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Shareholder approval for certain amendments may also be required by NYSE, tax or regulatory requirements.

(b)	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that no waiver, amendment, alteration, suspension, discontinuation, cancellation or termination shall impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted without the consent of the affected Participant, holder or beneficiary.

(c)	Compliance with Section 409A of the Code. Without limiting the generality of the foregoing paragraphs (a) and (b) of this Section 15 and notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant, under Section 409A of the Code and related Department of Treasury guidance, then prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award Agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in New York, New York.

18.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to approval of the shareholders of the Company and, unless earlier terminated by the Committee, the Plan shall remain in effect until the first shareholder meeting that occurs in the fifth year following the year in which such shareholder approval is obtained (the ‘‘Effective Period’’); provided that the period for which the Plan shall remain in effect may be extended, in accordance with this paragraph, if the Plan and all material terms are disclosed and reapproved by the shareholders on or prior to the expiration of the Effective Period.

ANNEX B

NALCO HOLDING COMPANY
Amended And Restated Charter Of
The Compensation Committee

I.    Organization

The Compensation Committee (the ‘‘Committee’’) of Nalco Holding Company (‘‘NHC’’) shall consist of at least three directors. Pursuant to the exemption provided to ‘‘controlled companies’’ by Section 303A of the rules of the New York Stock Exchange, for such time that NHC qualifies as a ‘‘controlled company’’ NHC may avail itself of such exemption and, therefore, the Compensation Committee may not be composed entirely of independent directors. Committee members shall be appointed by the Board of Directors in accordance with NHC’s Articles of Incorporation and By-Laws, as amended (the ‘‘Articles’’) on the recommendation of the Compensation Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board in accordance with the Articles. The Board shall designate one of the members as Chairman of the Committee and the Committee shall keep a separate book of minutes of its proceedings and actions.

The Committee shall meet periodically as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Articles of NHC.

The Committee may form one or more subcommittees each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee’s members shall perform an annual review and evaluation of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. The Committee may, in its sole discretion and at NHC’s expense, retain and terminate legal, accounting or other consultants or experts, including compensation consultants, it deems necessary in the performance of its duties and without having to seek the approval of the Board.

II.    Purpose and Responsibilities

The Compensation Committee’s primary purpose and responsibilities shall be:

•	Establish the total compensation package provided to the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer, including NHC’s and its subsidiaries’ executives;

•	To develop and recommend to the Board compensation for Board members;

•	To oversee NHC’s and its subsidiaries’ general incentive compensation plans and equity based plans; and

•	To produce a Compensation Committee report on executive compensation to be included in NHC’s annual proxy statement filed with the Securities and Exchange Commission (the ‘‘SEC’’), in accordance with the applicable rules and regulations of the SEC, New York Stock Exchange and other regulatory bodies.

III.    Duties

To fulfill its purpose and responsibilities, the Compensation Committee shall perform the following with respect to NHC and its subsidiaries:

1.	Review and recommend to the Board the total compensation for Directors and non-CEO compensation and set the amount of capital stock in NHC that Directors must hold.

2.	Establish the total compensation package provided to the Chief Executive Officer, other officers, including without limit, officers whose compensation is disclosed in NHC’s proxy statement, and other persons reporting directly to the Chief Executive Officer. Specifically as to the Chief Executive Officer, the Committee will review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, stock option and other benefits, direct and indirect, of the CEO.

3.	Review and approve any employment agreements, severance agreements or change of control agreements with the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer.

4.	Review and approve the design of the benefit plans which pertain to Directors, the Chief Executive Officer, other officers and persons reporting directly to the Chief Executive Officer including oversight of Rule 162(m) plans and awards granted thereunder.

5.	Periodically review succession plans of the Chief Executive Officer of NHC and its subsidiaries and screen and recommend to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Committee.

6.	Review and recommend to the Board the creation and/or revision of NHC’s and its subsidiaries’ compensation plans, incentive compensation plans and equity based plans and oversee the activities of the individuals responsible for administering the plans. Review and approve all equity compensation plans of NHC and its subsidiaries that are not otherwise subject to the approval of NHC’s shareholders. In determining long-term incentive compensation the Committee will consider NHC’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers and other officers at comparable companies and the awards given to the Chief Executive Officer and other officers in past years.

7.	Oversee compliance with the any applicable compensation reporting requirements of the SEC.

8.	Obtain through discussions with management of NHC and its subsidiaries a general understanding of compensation design throughout NHC and its subsidiaries.

9.	Administer all plans that require ‘‘disinterested administration’’ under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, including all stock option, restricted stock and deferred stock plans.

10.	To appoint members of Nalco Company’s Employee Benefit Plan Investment Committee (EBPIC) and the Employee Benefit Plan Administration Committee (EBPAC) and monitor that both Committees perform their required functions.

11.	To approve the establishment, amendment and termination of all retirement plans of NHC and its subsidiaries.

12.	To approve the appointment and removal of trustees and investment managers for pension fund assets.

13.	Retain consultants, from time to time, to advise the Committee on executive compensation practices and policies and assist in the evaluation of the Chief Executive Officer and executive compensation. This authority includes the sole authority to terminate the consultants and approve the consultant’s fees and other retention terms.

Proxy NALCO HOLDING COMPANY

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 3, 2007, Naperville, Illinois

The undersigned hereby appoints Bradley J. Bell, Stephen N. Landsman, and Michael P. Murphy, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of Nalco Holding Company, to be held at 1601 West Diehl Road, Naperville, Illinois, on May 3, 2007, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
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ADD 6

Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card
A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold	Withhold From All Nominees
01 – Dr. William H. Joyce	[ ]	[ ]	[ ]
02 – Mr. Rodney F. Chase	[ ]	[ ]	[ ]

B. Issues
The Board of Directors recommends a vote FOR proposal 2 and FOR proposal 3.

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.	[ ]	[ ]	[ ]

	For	Against	Abstain
3. Approval of the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.	[ ]	[ ]	[ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Signature 1 – Please keep signature within the box____________________
Signature 2 – Please keep signature within the box____________________
Date (mm/dd/yyyy)